                                                                   EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT




                                  BY AND AMONG




                                  FORTIS, INC.,

                              INTERFINANCIAL INC.,

                            THE LIBERTY CORPORATION,

                         LIBERTY LIFE INSURANCE COMPANY


                                       AND


                        THE LIBERTY MARKETING CORPORATION




                          DATED AS OF NOVEMBER 13, 1997

                                TABLE OF CONTENTS


ARTICLE 1 CERTAIN DEFINITIONS....................................................................        9

ARTICLE 2 STOCK PURCHASE AND CLOSING.............................................................       16
2.1      Purchase and Sale of the Shares.........................................................       16
2.2      Consideration...........................................................................       16
2.3      Closing.................................................................................       16
2.4      Deliveries and Proceedings at the Closing...............................................       17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER...............................................       17
3.1      Organization and Good Standing of Seller; Power and Authority...........................       17
3.2      Organization and Good Standing of the Company; Power and Authority......................       17
3.3      Capitalization and Ownership............................................................       18
3.4      Subsidiaries............................................................................       18
3.5      No Violation of Laws or Agreements......................................................       18
3.6      Books and Records.......................................................................       18
3.7      Financial Statements....................................................................       19
3.8      Absence of Certain Changes..............................................................       20
3.9      Reserves................................................................................       21
3.10     Tax Matters.............................................................................       21
3.11     Guaranty Fund Assessments...............................................................       23
3.12     Insurance Contracts.....................................................................       24
3.13     Permits.................................................................................       25
3.14     Regulatory Filings and Reports..........................................................       25
3.15     Reinsurance.............................................................................       26
3.16     Cancellation............................................................................       26
3.17     Investment Assets.......................................................................       26
3.18     Pending Litigation or Proceedings.......................................................       26
3.19     Compliance With Laws, Including Environmental...........................................       27
3.20     Consents and Approvals..................................................................       28
3.21     Other Material Contracts................................................................       28
3.22     Title...................................................................................       30
3.23     Computer Software and Other Intellectual Property.......................................       31
3.24     Employee Benefit Plans..................................................................       32
3.25     Intercompany Contracts..................................................................       35
3.26     Labor Matters...........................................................................       35
3.27     Operations Insurance....................................................................       35
3.28     Brokerage...............................................................................       35

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FORTIS AND PURCHASER.................................       36
4.1      Organization and Good Standing; Power and Authority.....................................       36
4.2      No Violation of Laws or Agreements......................................................       36

4.3      Pending Litigation or Proceedings.......................................................       37
4.4      Consents and Approvals..................................................................       37
4.5      Brokerage...............................................................................       37
4.6      Investment Intent.......................................................................       37
4.7      Financing...............................................................................       37

ARTICLE 5 CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS............................................       37
5.1      Operation of the Company's Business Pending Closing.....................................       37
5.2      Certain Transactions....................................................................       41
5.3      Access to Information and Confidentiality...............................................       41
5.4      Certain Tax Matters.....................................................................       42
5.5      Intercompany Contracts..................................................................       47
5.6      Regulatory Approvals and Consents.......................................................       48
5.7      Efforts to Close........................................................................       49
5.8      Expenses................................................................................       49
5.9      Resignations............................................................................       49
5.10     Guaranty Fund Assessments...............................................................       49
5.11     Maintenance of Records..................................................................       50
5.12     Certain Agreements Regarding Benefit Plans and Other Employee Matters...................       50
5.13     Publicity...............................................................................       52
5.14     Access..................................................................................       52
5.15     Trademarks, Tradenames and Records......................................................       53
5.16     Assumed Liabilities.....................................................................       53
5.17     Investment Assets.......................................................................       54
5.18     Commitment to Make Capital Contribution.................................................       55

ARTICLE 6 CONDITIONS TO CLOSING..................................................................       55
6.1      Conditions to Obligations of Fortis and Purchaser.......................................       55
6.2      Conditions to Obligations of Seller.....................................................       57

ARTICLE 7 INDEMNIFICATION........................................................................       58
7.1      Nature and Survival of Representations..................................................       58
7.2      Obligations of Seller to Indemnify......................................................       59
7.3      Obligations of Fortis and Purchaser to Indemnify........................................       60
7.4      Procedures for Indemnification..........................................................       60
7.5      Third-Party Claims......................................................................       61
7.6      Sole Remedy.............................................................................       62
7.7      Reduction for Certain Benefits..........................................................       63
7.8      Subrogation Rights......................................................................       63

ARTICLE 8 TERMINATION............................................................................       63
8.1      When Agreement May be Terminated........................................................       63
8.2      Effect of Termination...................................................................       64

                                      -7-

ARTICLE 9 MISCELLANEOUS..........................................................................       65
9.1      Amendment...............................................................................       65
9.2      Waiver..................................................................................       65
9.3      Governing Law...........................................................................       65
9.4      Notices.................................................................................       65
9.5      Invalid Provision.......................................................................       66
9.6      Assignment..............................................................................       66
9.7      Binding Effect..........................................................................       66
9.8      Further Assurances......................................................................       66
9.9      Headings................................................................................       66
9.10     Person and Gender.......................................................................       67
9.11     Entire Agreement........................................................................       67
9.12     Interpretations.........................................................................       67
9.13     Execution in Counterparts...............................................................       67
9.14     No Third-Party Beneficiaries............................................................       67
9.15     Waiver of Jury Trial....................................................................       67

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of November 13, 1997, by and among FORTIS, INC., a Nevada corporation ("Fortis"), INTERFINANCIAL INC., a Georgia corporation ("Purchaser"), THE LIBERTY CORPORATION, a South Carolina corporation ("Seller"), LIBERTY LIFE INSURANCE COMPANY, a South Carolina corporation ("Liberty Life"), and THE LIBERTY MARKETING CORPORATION, a South Carolina corporation ("LMC").

                                    RECITALS

         WHEREAS, Seller owns 100% of the issued and outstanding capital stock of each of Pierce National Life Insurance Company, a California corporation (the "Company"), Liberty Life and LMC; and

         WHEREAS, Fortis owns 100% of the issued and outstanding capital stock of Purchaser; and

         WHEREAS, Seller desires to sell to Purchaser, and Fortis and Purchaser desire that Purchaser acquire, all of the capital stock of the Company, in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Liberty Life and LMC are subsidiaries of Seller and are Parties to this Agreement for purposes of Section 5.5 with respect to Liberty Life, and Section 5.16 with respect to LMC;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Fortis (collectively, the "Parties" and sometimes individually, a "Party"), intending to be legally bound, agree as follows:

                                   ARTICLE 1
                              CERTAIN DEFINITIONS

         As used herein, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ADMINISTRATIVE SERVICES AGREEMENT" means the Administrative Service Agreement of even date herewith by, between and among Liberty Insurance Services Corporation, the Seller on the one hand, and Fortis and Fortis' indirect wholly owned subsidiary, United Family Life Insurance Company, on the other hand.

         "AFFILIATE" of a Person means any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this Agreement, "control" shall be conclusively presumed if a Person holds the power, by equity ownership or otherwise, to elect at least 50% of the directors of the other Person or otherwise direct the policies and business activities of the other Person.

         "AGREEMENT" means this Stock Purchase Agreement, as the same may be supplemented, modified or amended from time to time.

         "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, utilized in such Person's business, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person and wherever located.

         "ASSUMED LIABILITIES" means the obligations described in SECTION 1.1 of the Seller Disclosure Memorandum.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or any day upon which commercial banks in the city of New York are authorized or required by law to be closed.

         "CALIFORNIA INSURANCE CODE" means the California Insurance Code, all regulations promulgated pursuant thereto, and all orders, bulletins and the like issued by the California Department of Insurance.

         "CLOSING" means the consummation of the transactions described in this Agreement.

         "CLOSING DATE" means the date upon which Closing occurs.

         "COMMISSION CONTRACTS" means all Contracts pursuant to which the Company is obligated to pay commissions, overrides or other fees for the sale, issuance or production of In Force Insurance Contracts.

         "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse change in the Assets, Liabilities, results of operations or financial condition of the Company, or any material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

         "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, course of conduct, restriction, understanding, treaty or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA OBLIGATION" means any Loss, Liability, Expense or other cost arising out of or relating to (i) the establishment, funding, operation, administration, amendment or termination of or withdrawal or partial withdrawal from, any Seller's Plan as listed in SECTION 3.24(A) of the Seller Disclosure Memorandum, or any other Benefit Plan provided to Persons other than or in addition to employees, retirees, dependents, spouses, directors, independent contractors, agents or other beneficiaries of the Company, which is now or previously has been in existence, established, maintained or contributed to, or required to be established, maintained or contributed to, by Seller, the Company or any ERISA Affiliate, including, without limitation, any Liabilities arising under Title IV of ERISA, Section 302 of ERISA and Section 412 or 4971 of the Tax Code, and (ii) any failure prior to the Closing Date by Seller, the Company or any ERISA Affiliate to comply with the continuation coverage requirements contained in Section 4980B(f) of the Tax Code and/or Section 6012 of ERISA; provided, however, that ERISA Obligation does not include any obligation expressly assumed by Purchaser pursuant to Section 5.12 hereof.

         "EXPENSES" means reasonable attorneys' and other professional fees, costs of defense, costs of investigation, and other out-of-pocket costs.

         "FINAL DETERMINATION" means (i) with respect to federal income Taxes, a "determination" as defined in Section 1313(a) of the Tax Code or execution of an IRS Form 870AD and, with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, or (ii) the payment of Tax by Seller, Purchaser or any of their Affiliates, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a Governmental Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

         "GAAP" means United States generally accepted accounting principles consistently applied, including, but not limited to, Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

         "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body, including, without limitation, Insurance Authorities.

         "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

         "HAZARDOUS MATERIALS" means materials defined as "hazardous waste or substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6903 et seq., and other solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to the environment.

         "INCLUDIBLE CORPORATION" means an "includible corporation" as defined in Section 1504 of the Tax Code.

         "IN FORCE INSURANCE CONTRACTS" means the Insurance Contracts in effect on the date hereof, or as of the Closing Date, as the case may be.

         "INSURANCE AUTHORITY" means the insurance regulatory authority of California, Canada and each other jurisdiction with regulatory authority over the Company's insurance activities.

         "INSURANCE CONTRACTS" means all preneed life and other insurance policies, annuity contracts, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company.

         "INTERCOMPANY LOSS" means any Loss relating to or arising out of any payments (including any recharacterization of such payments) to Seller or any Seller Related Party in connection with the services provided by Seller or such Seller Related Party to or on behalf of the Company pursuant to any Intercompany Contract.

         "INVESTMENT ASSETS" means all bonds, stocks, mortgage-backed securities, real estate and other Assets (other than cash and policy loans) held for investment purposes as defined by SAP.

         "IRS" means the U.S. Internal Revenue Service.

         "KNOWLEDGE" (i) with respect to Seller means those facts known by any of Hayne Hipp, Jennie Johnson, Martha G. Williams, Ken Jones, Ron Loewen, Joel Conrad, Susan Cyr and Susan Mink; and (ii) with respect to Fortis and Purchaser, means those facts known by any of the directors or officers having a title of Vice President or higher of Fortis and Purchaser.

         "LAW" means any law, ordinance, regulation, rule or statute of any federal, state, local or foreign Governmental Authority applicable to a Person or its Assets, Liabilities or business.

         "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the Ordinary Course of Business) of any type.

         "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, option, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest.

         "LOSS" means any claim, assessment, loss, diminution in value, damages (excluding punitive damages), Liability, cost or Expense.

         "NAIC" means the National Association of Insurance Commissioners.

         "ORDINARY COURSE OF BUSINESS" means, with respect to the Company, the ordinary and usual course of business of the Company as generally conducted since January 1, 1996 with only those changes in the manner of conducting business that are reasonably intended for the benefit of the Company, that are reasonable to reflect the matters disclosed in the Seller Disclosure Memorandum, or that are approved by Purchaser in writing from time to time.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or other Governmental Authority.

         "PERMIT" means all licenses, permissions, authorizations and permits issued by any Governmental Authority with respect to any permitted action or undertaking, including but not limited to a Permit granted by any insurance regulatory body.

         "PERSON" means an individual, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "PURCHASER DISCLOSURE MEMORANDUM" means the written information entitled "Purchaser Disclosure Memorandum" delivered to Seller prior to the date of this Agreement and referencing specific Sections of this Agreement. Any matter disclosed by Fortis or Purchaser with respect to one Section shall be deemed disclosed with respect to all other Sections, provided that the relevance to the

Section from which any such matter is omitted is apparent from the disclosure with respect to the Section for which such matter is included.

         "PURCHASER MATERIAL ADVERSE EFFECT" means a material adverse change in the Assets, Liabilities, results of operations or financial condition of Fortis, or any material adverse effect on the ability of Fortis or Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

         "QUALIFIED INVESTMENTS" means (i) publicly traded corporate bonds with a rating of A or better from a rating agency generally accepted by the insurance industry, (ii) U.S. government securities, (iii) Canadian federal and provincial securities, but only as required to fund deposit requirements of Canadian Insurance Authorities, (iv) cash equivalents, and (v) other investments approved specifically or as a category by Purchaser in writing from time to time.

         "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other disposal in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused.

         "SAP" means the statutory accounting principles and practices, as in effect from time to time, required or permitted for life insurance companies by the California Insurance Code or other applicable Law (including, without limitation, Canadian Law and applicable promulgations of the NAIC), consistently applied throughout the specified period and in the immediately comparable period.

         "SELLER DISCLOSURE MEMORANDUM" means the written information entitled "Seller Disclosure Memorandum" delivered to Purchaser prior to the date of this Agreement and referencing specific Sections of this Agreement. Any matter disclosed by Seller with respect to one Section shall be deemed disclosed with respect to all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section for which such matter is included.

         "SELLER GROUP" means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Tax Code) of which Seller is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

         "SELLER RELATED PARTY" means (i) Seller, (ii) any Affiliate of Seller or the Company, (iii) any senior officer or director of Seller, the Company or any Affiliate thereof, and (iv) any Person in which any senior officer or director of Seller, the Company or any Affiliate thereof, individually or in the aggregate, holds a majority interest.

         "TAX CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "TAX RETURNS" means all returns, reports, statements, estimates, declarations, notices or forms, including accompanying schedules, in each case with respect to Taxes.

         "TAXES" means all federal, state, local and foreign income, premium, payroll, withholding, excise, sales, use, gains, transfer, real and personal property, use and occupation, capital stock, franchise and other taxes, including interest and penalties thereon and all estimated taxes.

         "TRANSACTION AGREEMENTS" means the Administrative Services Agreement and Amended Reinsurance Agreement.

         The following terms are defined in the following Sections of this
Agreement:

         TERM                                                 SECTION
         ----                                                 -------
         AFAG                                                 3.4
         Amended Reinsurance Agreement                               5.5(b)
         Applicable Tax Rate                                  5.4(a)(ii)
         Audit Reports                                               3.14
         Benefit Plans                                        3.24(a)
         COBRA                                                3.24(g)
         Company Employee                                            5.12(a)
         Company's Plans                                      3.24(a)
         Confidential Information                             5.3(b)
         Environmental Laws                                          3.19(c)
         ERISA Plans                                         3.24(a)
         Fair Market Value                                   5.17(b)
         Fortis Plan                                         5.12(c)
         GAAP Statements                                     3.7(b)
         Indemnification Claim                                       7.4(a)
         Indemnitee                                          7.4(a)
         Indemnitor                                          7.4(a)
         Insurance Forms                                     3.12
         Intellectual Property                               3.23(a)
         Intercompany Contract                               3.25(a)
         Lease                                               3.22(b)
         Liberty Plan                                        5.12(b)
         Liberty Reinsurance Agreement                       5.5(b)
         Pension Plans                                               3.24(a)
         Permitted Liens                                     3.22(a)(vi)
         Purchase Price                                              2.2
         Reinsurance Contracts                                       3.15

         Reserve Liabilities                                  3.9
         SAP Statements                                       3.7(a)
         Seller's Plans                                             3.24(a)
         Shares                                                     2.1
         Stub Period                                          5.4(f)(i)
         Tax Loss                                             5.4(a)(i)
         Tax Proceeding                                       5.4(a)(iv)
         Termination Date                                     8.1(d)
         Third-Party Claim                                    7.5(a)
         Transferred Assets                                   5.17(a)(i)


                                   ARTICLE 2
                           STOCK PURCHASE AND CLOSING

         2.1 PURCHASE AND SALE OF THE SHARES. Upon and subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase, all of Seller's right, title and interest in and to 10,000 shares of common stock, par value $250 per share, of the Company, which constitutes 100% of the Company's issued and outstanding shares of capital stock (the "Shares").

         2.2 CONSIDERATION. In consideration of the sale of the Shares to Purchaser, (i) at the Closing Purchaser shall pay to Seller the purchase price of One Hundred Eighty Million U.S. Dollars ($180,000,000) (1) reduced by any dividend or other distribution in respect of the capital stock of the Company paid or declared on or after January 1, 1997 until the time of Closing, (2) reduced by interest on the amount of such dividend or distribution at the annual rate of 8% for the period from the date of payment of the dividend or distribution through the Closing Date, and (3) increased by any capital contribution to the Company by Seller on or after January 1, 1997 until the time of Closing, and (4) increased by interest on the amount of such capital contributions made on or after any such dividend or distribution, up to the amount of any such dividend or distribution, at the annual rate of 8% for the period from the date of payment of the capital contribution through the Closing Date (the "Purchase Price") and (ii) effective at the time of Closing, Purchaser, or any U.S. Affiliate of Purchaser reasonably acceptable to Seller, shall assume all of the Assumed Liabilities. Purchaser shall pay the Purchase Price to Seller on the Closing Date by wire transfer of immediately available funds to such bank account as Seller shall designate to Purchaser at least three Business Days prior to the Closing Date.

         2.3 CLOSING. The Closing shall take place at 10:00 a.m. local time, at the offices of Fortis at One Chase Manhattan Plaza, 41st Floor, New York, New York, or at such other place as Seller and Purchaser shall mutually agree, on the last Business Day of the month in which all of the conditions set forth in
Article 6 are satisfied or waived, but no sooner than January 31, 1998, and, subject to completion, shall be deemed to have been consummated and become effective for all purposes as of 11:59 p.m. on the Closing Date.

         2.4 DELIVERIES AND PROCEEDINGS AT THE CLOSING. At the Closing, the parties shall execute and deliver each agreement and instrument required or contemplated by this Agreement to be so executed and delivered and not theretofore executed and delivered, including, without limitation: (a) Purchaser shall deliver to Seller the payment required by Section 2.2; and (b) Seller shall deliver to Purchaser (i) the certificate or certificates evidencing the Shares, duly endorsed in blank for transfer or accompanied by duly executed irrevocable stock powers in blank, free and clear of all Liens, voting agreements, contractual rights or other claims whatsoever; and (ii) a certificate in accordance with Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a "foreign person." If, on or prior to the Closing, Purchaser shall not have received such certificate identified in (ii) above, Purchaser may withhold from the Purchase Price such sums as are required to be withheld therefrom under Section 1445 of the Code. All actions taken at the Closing shall be deemed to occur simultaneously.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         3.1 ORGANIZATION AND GOOD STANDING OF SELLER; POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Agreements, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of Seller. No shareholder proceedings on the part of Seller are necessary to approve this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Agreements, when executed by all of the parties thereto, will each constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.2 ORGANIZATION AND GOOD STANDING OF THE COMPANY; POWER AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own or lease its Assets as now owned or leased. Copies of the Company's articles of incorporation and bylaws, as amended to date, which Seller has delivered to Purchaser, are correct and complete and are in full force and effect.

         3.3 CAPITALIZATION AND OWNERSHIP. The Company's authorized capital stock consists solely of 10,000 shares of common stock, par value $250 per share, 10,000 of which are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of the Company have been duly authorized, validly issued and are fully paid and nonassessable. Other than this Agreement, there are no outstanding options, warrants, rights, agreements or calls relating to the capital stock of the Company and no securities convertible into or exchangeable for any of such capital stock. Seller (a) is the sole record and beneficial owner of the Shares and (b) owns all of the issued and outstanding capital stock of the Company, free and clear of any and all Liens, other than Liens for Taxes, assessments and similar charges that are not yet due and payable. Upon consummation of the transactions contemplated hereby, good and valid title and interest in and to the Shares shall have been sold, assigned and delivered to Purchaser free and clear of all Liens.

         3.4 SUBSIDIARIES. Except as set forth in SECTION 3.4 of the Seller Disclosure Memorandum, the Company does not, directly or indirectly, own any stock of, or any other interest in, any Person, except that the Company may own interests held for investment purposes not exceeding 5% of any such single Person, and the Company does not control any Person, whether directly or indirectly, whether through the ownership of securities or by Contract, whether alone or in combination with others. The Company owns 100% of the capital stock of American Funeral Assurance Group, Inc. ("AFAG").

         3.5 NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery by Seller of this Agreement and the Transaction Agreements do not, and Seller's compliance with the terms, conditions and provisions of this Agreement and the Transaction Agreements will not, (a) violate or conflict with any provision of Seller's or the Company's articles of incorporation or bylaws; (b) except as set forth in SECTION 3.5 of the Seller Disclosure Memorandum, violate or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any material Contract to which either Seller or the Company is a party or by which either of them or any of their Assets may be bound or affected, or violate any Law or Order; or (c) result in the creation or imposition of any Lien upon any of the Company's capital stock or Assets or give to others any interests or rights therein.

         3.6 BOOKS AND RECORDS. The minute books and other similar records of the Company contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of its shareholders, Board of Directors and each committee thereof since July 2, 1992.

         3.7      FINANCIAL STATEMENTS.

                  (a) SAP Statements. Seller has delivered to Purchaser complete and correct copies of the following (collectively, the "SAP Statements"):

                           (i) the Annual Statements of the Company filed with the Department of Insurance of the State of California for the years ending December 31, 1994, 1995 and 1996, together with the exhibits and schedules thereto;

                           (ii) the Quarterly Statements of the Company filed with the Department of Insurance of the State of California for the quarters ending March 31, 1997 and June 30, 1997, together with the exhibits and schedules thereto;

                           (iii) the Annual Returns-OSFI-55 of the Company filed with the Canadian Office of the Superintendent of Financial Institutions for the years ending December 31, 1994, 1995 and 1996, together with the exhibits and schedules thereto; and

                           (iv) the Quarterly Returns-OSFI-55 of the Company filed with the Canadian Office of the Superintendent of Financial Institutions for the quarters ending March 31, 1997 and June 30, 1997, together with the exhibits and schedules thereto.

                  Each SAP Statement complied in all material respects with all applicable Laws when filed, and no material deficiencies have been asserted to the Company by any Insurance Authority or are otherwise Known by Seller with respect thereto. Each SAP Statement, including without limitation each balance sheet and each of the statements of operations, capital and surplus, and cash flow contained in the respective SAP Statement, was prepared in accordance with SAP, is complete in all material respects and fairly presents, in accordance with SAP, the financial condition of the Company as of the respective dates thereof and its respective results of operations, capital and surplus, and cash flows for and during the respective periods covered thereby.

                  (b) GAAP Statements. Seller has delivered to Purchaser complete and correct copies of the following (collectively, the "GAAP Statements"):

                                    (i)      the unaudited balance sheets of
                  the Company as of December 31, 1994, 1995 and 1996, and the related unaudited statements of income, cash flows and shareholders' equity for each of the periods then ended, prepared for purposes of consolidating with the financial statements of Seller and its other Affiliates; and

                                    (ii)     the unaudited balance sheet of the
                  Company as of June 30, 1997 and the related unaudited statements of income, cash flows and shareholder's equity for the six-month period then ended, prepared for purposes of consolidating with the financial statements of Seller and its other Affiliates.

                  Each GAAP Statement was prepared in accordance with GAAP, is true and complete in all material respects and fairly presents the financial position of the Company as of the respective dates thereof and the related results of operations, shareholder's equity and cash flows of the Company for and during the respective periods covered, except that the unaudited GAAP Statements are subject to normal immaterial year-end adjustments and the omission of certain footnote disclosures.

         3.8      ABSENCE OF CERTAIN CHANGES.

                  (a) Except as described in SECTION 3.8 of the Seller Disclosure Memorandum, since June 30, 1997 there has been no occurrence having, or which would reasonably be expected to result in, a Company Material Adverse Effect. Since December 31, 1996, the business of the Company has been conducted only in the Ordinary Course of Business, except with respect to the transactions contemplated by this Agreement.

                  (b) Except as disclosed in SECTION 3.8 of the Seller Disclosure Memorandum, since December 31, 1996 until the date of this Agreement, there has not been any transaction or occurrence, whether or not in the Ordinary Course of Business, in which the Company has:

                           (i) Sold, assigned, transferred, mortgaged, pledged, leased, granted or permitted to exist any Lien (other than Permitted Liens) on or otherwise disposed of any Assets that are material to the Company's business as presently conducted, other than with respect to Investment Assets in the Ordinary Course of Business;

                           (ii) Incurred any new or increased any existing indebtedness for borrowed money;

                           (iii)    Changed in any material respect the
                  underwriting, investment, actuarial, financial reporting or accounting practices, principles or policies of the Company or in any material assumption underlying such an actuarial practice or policy, other than as required by a change in GAAP, SAP or Law;

                           (iv) Split, combined, exchanged, redeemed, repurchased or reclassified the capital stock of the Company or declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of the Company;

                           (v) Other than pursuant to this Agreement, issued or sold (or agreed to issue or sell) any Company note, debenture, stock, or other security of the Company or any Company options, warrants, conversion or other rights to purchase any such securities or any Company securities convertible into or exchangeable for such securities or granted, or agreed to grant, any such options; or

                           (vi) (1) Amended any Intercompany Contract, (2) paid any cash or other consideration (including, without limitation, via an intercompany charge) to a Seller Related Party for any purpose other than pursuant to an Intercompany Contract or as reimbursement of a pass-through of third-party costs for services performed solely on behalf of the Company, or (3) since June 30, 1997, paid an amount of cash or other consideration (including, without limitation, via intercompany charges) to any Seller Related Party under any Intercompany Contract that is computed in accordance with methodology (including, without limitation, unit costs and rates) that is not consistent with such methodology used to compute the payment under such Intercompany Contract between January 1, 1997 and June 30, 1997, or that is not appropriate under SAP or applicable Law, or that is not fair and reasonable; provided, however, that the unit costs and rates for charges under such Intercompany Contracts may be increased beginning January 1, 1998 to amounts not greater than those charged by Seller to its Affiliates other than the Company.

                  3.9 RESERVES. All reserves and other Liabilities with respect to Insurance Contracts and Reinsurance Contracts, and all other provisions made for claims and benefits incurred but not reported, as established or reflected in the respective SAP Statements of the Company (collectively, the "Reserve Liabilities"), (i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated in accordance with sound actuarial principles, (iii) are based on actuarial assumptions that are in accordance with those called for by the provisions of the related Insurance Contracts and Reinsurance Contracts, including without limitation using prescribed morbidity and mortality tables and interest rates that are in accordance with the nature of the benefits specified in the related Insurance Contracts and Reinsurance Contracts, and (iv) in all material respects meet the requirements of the California Insurance Code and Laws applicable to Canadian insurance companies.

                  3.10 TAX MATTERS. Except as set forth in SECTION 3.10 of the Seller Disclosure Memorandum:

                  (a) All Tax Returns required to be filed with respect to the Company have been timely filed for all time periods for which such Tax Returns were due (taking into account all filing date extensions); all Taxes due and payable for the periods covered by such Tax Returns have been duly and timely paid; there are no outstanding waivers or extensions of statutes of limitation with respect to any Taxes required to be shown on any Tax Return; all required estimated payments of Taxes sufficient to avoid any penalties for underpayment have been made; and there are no material misstatements contained in any such Tax Return. Since December 31, 1996, the Company has not incurred any material Liability with respect to any Taxes, except in the Ordinary Course of Business. There are no Liens with respect to Taxes upon any of the Assets of the Company, except Liens for Taxes not yet due and payable. The Company has timely filed all material information returns or reports, including Forms 1099, that are required to be filed and has accurately reported in all material respects all information required to be included on such returns or reports.

                  (b) With respect to any period ending on or before December 31, 1996 for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes in accordance with SAP and GAAP, and such current accruals through such date are duly and fully provided for in the SAP Statements and the GAAP Statements, respectively, of the Company for the period then ended.

                  (c) The statutes of limitations for the Tax Returns for all periods through the respective Taxable periods specified in SECTION
         3.10 of the Seller Disclosure Memorandum have expired. Seller has delivered to Purchaser correct and complete copies of (i) the most recent audit reports relating to all Taxes due by the Company for the Tax years ended December 31, 1994, 1995 and 1996, and (ii) the Tax Returns filed by the Company for each of such three Taxable periods.

                  (d) No audit or other proceeding by any Governmental Authority is pending or, to Seller's Knowledge, threatened with respect to any Taxes due from the Company, any Tax Return filed by or relating to the Company, or any material Asset of the Company, and there is no such audit or proceeding involving material issues that pertain to the Company. To Seller's Knowledge, no assessment of Tax has been formally proposed by any Governmental Authority, orally or in writing, against the Company. No Governmental Authority in a jurisdiction where the Company does not file Tax Returns has made a claim or threat that the Company is or may be subject to Taxation by that jurisdiction.

                  (e) At all times from December 31, 1992 until December 31, 1997, the Company was not a member of any affiliated group that files any consolidated Tax Returns with respect to which the Company was treated as an Includible Corporation, and the Company has no Liability for any Taxes owed by Seller or any Affiliate of Seller other than the Company for such period. As a result of an election under Section 1504(c) of the Tax Code, the Company may be treated as an Includible Corporation of the Seller Group for the taxable year beginning January 1, 1998. The Company is not a party to, is not bound by and has no obligation under, any Tax sharing Contract (other than the one described in Section 5.4 hereof), and the Company does not have any Liability for indemnification of third parties with respect to Taxes or Liabilities for Taxes as a transferee.

                  (f) The insurance reserves set forth in the Tax Returns filed by the Company have been determined in all material respects in accordance with all applicable sections of the Tax Code, and with all other similar applicable Laws.

                  (g) The Company has not (i) filed any consent agreement under
         Section 341(f) of the Tax Code, (ii) been the subject of a ruling of the IRS or any other Taxing authority that has continuing application to the Company, (iii) been the subject of a closing agreement with any Taxing authority that has continuing effect, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Tax Code or caused a deemed election under Section 338(e) thereof, or (v) granted a power of attorney with respect to any Tax matters that has continuing effect. The Company has not agreed to make nor is it required to make any adjustment under Section 481 of the Tax Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise, and the IRS (or other Taxing authority) has not proposed any such change in accounting method in connection with an ongoing audit of the Company. The Company has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 of the Tax Code, or any comparable state, local or foreign Law.

         3.11 GUARANTY FUND ASSESSMENTS. The Company has paid or adequately reserved for all insurance guaranty fund and similar types of assessment Liabilities for which a notice of assessment or demand for payment has been received or which are otherwise due and payable. Except as described in SECTION
3.11 of the Seller Disclosure Memorandum, and except for regular periodic assessments in the Ordinary Course of Business or assessments based on developments that are publicly known within the insurance industry, there is no claim or assessment pending or, to Seller's Knowledge, threatened, against the Company that is peculiar or unique to the Company by any insurance guaranty association in connection with such association's fund relating to insolvent insurers which, if determined adversely, would, individually or in the aggregate, have a Company Material Adverse Effect.

         3.12 INSURANCE CONTRACTS. The forms of all policies, binders, slips, certificates and endorsements utilized for the In Force Insurance Contracts of the Company that are currently available for sale by the Company (the "Insurance Forms") are listed in SECTION 3.12(A)(1) of the Seller Disclosure Memorandum, and Seller has provided to Purchaser correct and complete copies of all such forms. The Insurance Forms have been approved by applicable Insurance Authorities or have been filed and not objected to by such Insurance Authorities within the period provided for objection, and such Insurance Forms comply in all material respects and have been administered in all material respects in accordance with applicable Law, except as described in
SECTION 3.12(A)(2) of the Seller Disclosure Memorandum. Except as described in
SECTION 3.12(A)(3) of the Seller Disclosure Memorandum, the terms of substantially all Commission Contracts that the Company is currently using (including, without limitation, the amounts of payments required by the Company thereunder) are reasonable and customary for the preneed life insurance industry. Without limiting the foregoing:

                  (a) Except as set forth in SECTION 3.12(A)(4) of the Seller Disclosure Memorandum, since January 1, 1995, the Company has offered and sold each In Force Insurance Contract in compliance in all material respects with all applicable Laws and all of the Company's registrations, filings or submissions made by it with respect to the In Force Insurance Contracts with any Governmental Authority were in material compliance with applicable Laws when filed.

                  (b) The transactions contemplated by this Agreement or the Transaction Agreements will not materially affect the validity and binding character of any In Force Insurance Contract entered into or issued by the Company or render any admitted assets of the Company non-admitted under applicable Laws up to and including the Closing Date.

                  (c) All In Force Insurance Contract benefits payable by the Company, and to Seller's Knowledge, by any other Person that is a party to or bound by any Reinsurance Contract with the Company, have been paid in accordance with the terms of the In Force Insurance Contracts under which they arose, except for such benefits of which there is, in the reasonable opinion of the Company, a reasonable basis to contest (or the Company is reviewing whether there exists a reasonable basis to contest).

                  (d) Except as disclosed in SECTION 3.12(D) of the Seller Disclosure Memorandum, (i) no In Force Insurance Contract issued, reinsured or underwritten by the Company entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of the Company or any other Person (other than insurance agents entitled to commissions based on the Company's insurance premiums), and (ii) there are no participating In Force Insurance Contracts.

                  (e) To Seller's Knowledge, the underwriting standards utilized and ratings applied by the Company conform in all material respects to industry accepted practices.

                  (f) To Seller's Knowledge, substantially all of the producers who wrote, sold or produced an In-Force Insurance Contract were duly licensed as insurance agents (for the type of business written, sold or produced by such producers) in the particular jurisdiction in which such producers wrote, sold or produced such contract.

                  (g) Except as disclosed in SECTION 3.12(G) of the Seller Disclosure Memorandum, substantially all of the In Force Life Insurance Contracts issued to U.S. residents after December 31, 1984 qualify as life insurance contracts under Section 7702 of the Tax Code.

                  (h) The Commission Contracts constitute the only Liabilities of the Company with respect to payment of commissions relating to the In Force Insurance Contracts. The Company is not in material violation of its obligation to pay commissions under any Commission Contract.

                  (i) As of the date of this Agreement, the Company is assigned a rating of B++ by A.M. Best Company, Inc.

         3.13 PERMITS. SECTION 3.13 of the Seller Disclosure Memorandum contains a true and complete list of all states of the United States and all provinces of Canada in which the Company is authorized to issue life insurance. The Company is duly authorized to issue the Insurance Contracts that it is currently writing. The Company has all material Permits necessary to conduct its business as currently conducted. Neither the ownership of its Assets nor the business conducted by the Company requires the qualification, registration, license or admission in any jurisdiction where the Company is not currently qualified, registered, licensed or admitted, except where the failure to be so qualified, registered, licensed or admitted would not have a Company Material Adverse Effect. Except as disclosed in SECTION 3.13 of the Seller Disclosure Memorandum, all of the material Permits are in full force and effect, and the Company has not received notice from any Governmental Authority since January 1, 1995 of its intention to revoke or not renew any material Permit.

         3.14 REGULATORY FILINGS AND REPORTS. The Company has filed all material reports, statements, documents, registrations, filings or submissions (including without limitation any marketing, advertising or sales material) required to be filed by it with any Insurance Authority. Seller has made available to Purchaser complete and correct copies of all such material registrations, filings and submissions made by the Company with any Insurance Authority since December 31, 1994. Seller has also provided to Purchaser complete and correct copies of the reports relating to all financial, market conduct and similar audits and examinations performed with respect to the Company by any Insurance Authority within or relating to the period of time beginning January 1, 1995 (the "Audit Reports"), along with the Company's or Seller's responses thereto. Except as described in SECTION 3.14 of the Seller Disclosure Memorandum, (a) other than as set forth in the Audit Reports no material deficiencies have been asserted to the Company or Seller by any such Insurance Authority with respect to such registrations, filings or submissions, (b) such registrations, filings and submissions were in material compliance with applicable Law when filed, (c) since January 1, 1995 no fine or penalty in excess of $5,000 has been imposed on the Company (or on Seller with respect to the Company) by any Insurance Authority, (d) no deposits have been made by the Company (or by Seller with respect to the Company) with, or at the direction of, any Insurance Authority that were not shown in the most recent SAP Statement of the Company, and (e) no financial, market conduct or similar audits are currently being performed, and none have been performed since January 1, 1995 for which the Company has not yet received a written report from the applicable Insurance Authority.

         3.15 REINSURANCE. SECTION 3.15 of the Seller Disclosure Memorandum lists all reinsurance and coinsurance Contracts to which the Company is a party related to the In Force Insurance Contracts, and all other such Contracts under which the Company has any obligation to cede or assume insurance, in each case as of the date of this Agreement (collectively, the "Reinsurance Contracts"). All such Reinsurance Contracts are valid and binding against the Company and, to Seller's Knowledge, the other parties thereto and are in full force and effect in accordance with their terms (except (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and
(ii) the availability of equitable remedies may be limited by equitable principles of general applicability) and conform in all material respects to all applicable Laws, and neither the Company nor, to Seller's Knowledge, any other party thereto is in material default under any such Reinsurance Contract.

         3.16 CANCELLATION. Except as set forth in SECTION 3.16 of the Seller Disclosure Memorandum, from December 31, 1996 through the date of this Agreement, (i) no contract providing the terms and conditions for writing, selling or producing, either directly or through coinsurance where the Company is the reinsurer, insurance business of the Company with any Person who accounted for 3% or more of the annual premium of the Company (as determined in accordance with SAP) during the twelve-month period ended December 31, 1996, has been terminated, and (ii) no such Person has given Seller or the Company a written notice of such termination.

         3.17 INVESTMENT ASSETS. SECTION 3.17 of the Seller Disclosure Memorandum is a true and complete list of all of the Company's Investment Assets as of June 30, 1997.

         3.18 PENDING LITIGATION OR PROCEEDINGS. Except for claims against the Company for contract benefits under the Insurance Contracts in the Ordinary Course of Business, or as set forth in SECTION 3.18 of the Seller Disclosure Memorandum, there are no claims, suits, actions, proceedings, arbitrations or investigations pending or, to Seller's Knowledge, threatened against or otherwise involving the Company or any of its Assets.

         3.19     COMPLIANCE WITH LAWS, INCLUDING ENVIRONMENTAL.

                  (a)      Except as disclosed in SECTION 3.12, 3.13, 3.14 OR
         3.19 of the Seller Disclosure Memorandum, (i) the Company and AFAG are in compliance in all material respects with the requirements of applicable insurance Laws, and (ii) neither Seller, the Company nor AFAG has received notice from any Governmental Authority of material noncompliance.

                  (b) Except as disclosed in SECTION 3.19 of the Seller Disclosure Memorandum, (i) the Company and AFAG are in compliance in all material respects with all Laws applicable to the Company or AFAG (excluding insurance Laws and Environmental Laws), and (ii) neither Seller, the Company nor AFAG has received notice from any Governmental Authority of any material noncompliance.

                  (c) The Company and AFAG are in compliance in all material respects with all Laws relating to air, water, soil, solid waste management, Hazardous Materials, or the protection of health or the environment, in each case as in effect on or prior to the date hereof (collectively, the "Environmental Laws"). Except for claims against the Company for contract benefits under the Insurance Contracts in the Ordinary Course of Business, or as set forth in
         SECTION 3.18 of the Seller Disclosure Memorandum, there are no claims, actions, suits or proceedings pending or, to Seller's Knowledge, threatened against or involving the Company or AFAG relating to any real property presently owned, leased, used by the Company or AFAG or subject to a Lien in favor of the Company or AFAG or, to Seller's Knowledge, formerly owned, leased or used by the Company or AFAG or subject to a Lien in favor of the Company or AFAG under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or AFAG which has not been fully resolved. There has not been a Release of any Hazardous Material on any real property owned, leased or used by the Company or AFAG or subject to a Lien in favor of the Company or AFAG. To Seller's Knowledge, neither the Company nor AFAG has received any written notification from any Governmental Authority that, as to any real property owned, leased or used by it or any business or activities conducted on any such property, there exists or has occurred a violation of applicable Environmental Laws or potential liability for Release of Hazardous Materials.

         3.20     CONSENTS AND APPROVALS. Except (a) as set forth in SECTION
3.20 of the Seller Disclosure Memorandum, (b) as required under the Hart-Scott Act, (c) as required under the California Insurance Code, (d) as required by the Insurance Authority of the State of Michigan, (e) as required under the insurance Laws of those jurisdictions that will require Purchaser to file pre-acquisition notices on Form E prescribed by the NAIC (or a similar form), or (f) as required under applicable Canadian Laws, no Consent is required to be obtained from, no notice is required to be given to, and no filing is required to be made with, any third party (including without limitation Governmental Authorities of competent jurisdiction) by Seller or the Company in order for
(i) this Agreement and the Transaction Agreements to constitute valid and binding obligations of Seller, (ii) to authorize or permit the consummation by Seller of the transactions contemplated hereby and thereby, or (iii) to prevent the termination of any material Permit or Contract.

         3.21     OTHER MATERIAL CONTRACTS.

                  (a) SECTION 3.21 of the Seller Disclosure Memorandum lists (including the parties to and the date of) each Contract to which the Company is a party or which is binding upon the Company, except (i) those specifically listed in Section 3.15, 3.22, 3.23(c),
         3.24 or 3.25 of the Seller Disclosure Memorandum, (ii) the Insurance Contracts and the Commission Contracts, (iii) those that may be terminated by the Company without penalty or other Liability to the Company upon 60 days or shorter notice, (iv) those having a value to or imposing an obligation upon the Company not in excess of $100,000 in the aggregate annually, (v) Investment Assets, and (vi) the Administrative Services Agreement.

                  (b) Without limiting the foregoing, SECTION 3.21 of the Seller Disclosure Memorandum identifies each Contract in force entered into by the Company in connection with or related to the Company's business and operations within the following categories:

                           (i) all employment, golden parachute, or severance Contracts (excluding Commission Contracts);

                           (ii) all Contracts containing any provision limiting the ability of the Company (A) to engage in any business or to compete with any Person or (B) to obtain products or services from any Person or, to Seller's Knowledge, limiting the ability of any Person to compete with or to provide products or services to the Company;

                           (iii) all direct or indirect guarantees by the Company of any obligation of another Person;

                           (iv) all Contracts relating to the future disposition or acquisition by the Company of any Assets or of any interest in any business enterprise (other than Contracts entered into in the Ordinary Course of Business or Contracts within the exception of Section 3.21(a)(iv) or (v));

                           (v) all outstanding proxies, powers of attorney or similar delegations of authority (other than ordinary course delegations of authority for the service of process pursuant to applicable insurance or corporate Laws);

                           (vi)     all Contracts for the provision of
                  consulting services and all material Contracts for the provision of administrative or managerial services by or for the Company to or from any other Person (other than the Intercompany Contracts and the Administrative Services Agreement);

                           (vii)    all partnerships, joint ventures,
                  profit-sharing or similar Contracts (excluding Commission Contracts, Investment Assets and the Benefit Plans listed in
                  SECTION 3.24 of the Seller Disclosure Memorandum);

                           (viii) all Contracts relating to the borrowing of money by the Company or to the direct or indirect guarantee by the Company of any obligation for borrowed money in excess, individually or in the aggregate, of $100,000 in respect of indebtedness of any other Person, including without limitation any Contract relating to (1) the maintenance of compensating balances in excess of $100,000 that are not terminable by the Company without penalty or other Liability upon not more than 60 days' notice, (2) any line of credit or similar facility in excess of $100,000, or
                  (3) the obligation to take-or-pay, keep-well, make-whole or maintain surplus or earnings levels or perform other financial ratios or requirements; and

                           (ix) all leases or subleases of real property used in the business, operations or affairs of the Company; and

                           (x) all other leases, subleases or rental Contracts for which the Company is liable (other than Contracts within the exceptions of Section 3.21(a)(iii) or
                  (iv)).

                  (c) Except as set forth in SECTION 3.21 of the Seller Disclosure Memorandum, each of the Contracts listed in such SECTION
         3.21 and each of the agreements listed in SECTION 1.1 of the Seller Disclosure Memorandum is in full force and effect and is legal, valid and binding on the Company and, to Seller's Knowledge, the other parties thereto, and is enforceable against the Company and, to Seller's Knowledge, the other parties thereto in accordance with its terms, except (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Neither the Company nor, to Seller's Knowledge, any other party to such Contract is in material violation, breach or default of any such Contract. Seller has delivered or made available to Purchaser correct and complete copies of all of the Contracts set forth in SECTION 3.21 or SECTION 1.1 of the Seller Disclosure Memorandum.

         3.22     TITLE.

                  (a) The Company has good and marketable title (or valid and binding leasehold rights in the case of leased property) to all of its Assets, free and clear of all Liens whatsoever other than:

                           (i) those reflected in the Company's SAP Statements as of and for the six-month period ending June 30, 1997, or in the notes thereto, including, without limitation, Liabilities with respect to the Insurance Contracts;

                           (ii) Liens for Taxes, charges and assessments imposed by any Taxing authority that are not yet due and payable or that are being contested in good faith by appropriate proceedings (as described in SECTION 3.10 of the Seller Disclosure Memorandum), and purchase money security interests and similar security interests for goods purchased by the Company;

                           (iii) mechanics', suppliers', installment sales and similar Liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

                           (iv) in the case of real property and equipment, defects or imperfections in title or Liens that do not materially interfere with the use of such properties as presently used by the Company or the conduct of the business as presently conducted by the Company;

                           (v) Liens arising through securities lending in the ordinary course of the Company's business; and

                           (vi) Liens arising by operation of Law and in the Ordinary Course of Business (none of which would materially impair or interfere with the use or operation of such property or Asset) (items referred to in clauses (i) through (vi) of this Section 3.22 are collectively "Permitted Liens").

         The Company owns or has valid leasehold rights to all Assets (excluding Intellectual Property) necessary for the conduct of its business as it is currently conducted, and all of the Company's owned and leased Assets are in good working condition.

                  (b) Except as set forth in SECTION 3.22 of the Seller Disclosure Memorandum, the Company does not own any real property used in its business (other than real property held in the Company's Investment Assets). SECTION 3.22 of the Seller Disclosure Memorandum sets forth a correct and complete list of all real property leased by the Company, including the location of the property, the name of the lessor, the date of the lease Contract, and the date that the lease expires. Except as set forth in SECTION 3.22 of the Seller Disclosure Memorandum, each of such lease Contracts listed in such SECTION 3.22 (each a "Lease") is in full force and effect and is legal, valid and binding on the Company and, to Seller's Knowledge, the other parties thereto, and is enforceable against the Company and, to Seller's Knowledge, the other parties thereto in accordance with its terms, except (i) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Neither the Company nor, to Seller's Knowledge, any other party to such Lease is in material violation, breach or default of any such Lease. Seller has delivered or made available to Purchaser correct and complete copies of all of the Leases set forth in SECTION 3.22 of the Seller Disclosure Memorandum.

         3.23     COMPUTER SOFTWARE AND OTHER INTELLECTUAL PROPERTY.

                  (a) For purposes of this Agreement, the term "Intellectual Property" shall mean, collectively, patents, copyrights, designs, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks and computer software. SECTION 3.23(A)(1) of the Seller Disclosure Memorandum sets forth a complete and accurate list of all material patents, copyrights, trademarks, trade names, service marks and computer software programs and systems used in the conduct of the business of the Company, stating for each item whether it is owned or licensed by the Company or whether the Company has some other contractual right to use such Intellectual Property. The Company owns or has the uncontested right to use all Intellectual Property necessary for the conduct of the Company's business as presently conducted, except (i) the name "FamilySide" and the mark "FamilySide" with logo which are owned by Seller, (ii) the software described in Section 3.23(A)(2) of the Seller Disclosure Memorandum, (iii) the marks and names listed in
         SECTION 5.15 of the Seller Disclosure Memorandum and (iv) the general ledger, accounts payable and investment management systems that are licensed by Seller and used by the Company.

                  (b) Except as set forth in SECTION 3.23(B) of the Seller Disclosure Memorandum, no claim is pending or, to Seller's Knowledge, threatened, and neither Seller nor the Company has received any notice, that the conduct of the Company's business (including without limitation, its use of any Intellectual Property) infringes upon, misappropriates or conflicts with any rights in Intellectual Property claimed by any third party, nor is there any basis Known to Seller for such a claim. No use by the Company of any material Intellectual Property licensed to it violates the terms of any Contract pursuant to which it is licensed. No claim is pending or, to Seller's Knowledge, threatened which alleges that any material Intellectual Property owned or licensed by or to the Company or that the Company otherwise has the right to use is invalid or unenforceable by the Company, nor is there any basis Known to Seller or the Company for any such claim.

                  (c) Except as set forth in SECTION 3.23(C) of the Seller Disclosure Memorandum, no royalties or fees are payable by the Company to anyone for use of the Intellectual Property. Other than the Intercompany Contracts, there are no Contracts pursuant to which the Company has a license or right to use any Intellectual Property or pursuant to which it licenses any Intellectual Property.

         3.24     EMPLOYEE BENEFIT PLANS.

                  (a) SECTION 3.24(A) of the Seller Disclosure Memorandum contains a correct and complete list of, and Seller has delivered to Purchaser correct and complete copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company, Seller or any Affiliate of Seller for the benefit of any of the Company's employees, retirees, dependents, spouses, directors, independent contractors, agents or other beneficiaries and under which any of the Company's employees, retirees, dependents, spouses, directors, independent contractors, agents or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). Seller has also made available to Purchaser correct and complete copies of all trust or other funding agreements executed in conjunction with any Benefit Plan, copies of Form 5500 annual reports for each Benefit Plan for the last three years (together with all schedules and financial statements which constitute a part of such annual report), copies of any currently effective employee handbooks that describe the terms of any Benefit Plan, and copies of any other currently effective description of any Benefit Plan. Any of the Benefit Plans which is an "employee pension benefit plan" or "employee welfare benefit plan" as those terms are defined in Sections 3(1) and 3(2) of ERISA, are referred to herein as "ERISA Plans". Any Company ERISA Plan which is an "employee pension benefit plan" as defined in
         Section 3(2) of ERISA is referred to herein as a "Pension Plan."
         SECTION 3.24(A) of the Seller Disclosure Memorandum identifies whether each Benefit Plan is provided by Seller or an Affiliate thereof as part of an employee benefit plan also covering Persons other than the Company's employees, retirees, dependents, spouses, directors, independent contractors, agents or other beneficiaries ("Seller's Plans"), or is provided separately by the Company ("Company's Plans") and does not cover Persons other than the Company's employees, retirees, dependents, spouses, directors, independent contractors, agents or other beneficiaries.

                  (b) All Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, summary annual reports, and summary plan descriptions issued with respect to the Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS and/or Department of Labor and have been timely distributed to participants and beneficiaries under the Benefit Plans (as required by Law), and there have been no changes to any material information contained therein.

                  (c) Except as set forth in SECTION 3.24(C) of the Seller Disclosure Memorandum, neither the Company, nor Seller with respect to the Company, has, within the previous five years (i) maintained an ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Tax Code), (ii) contributed to or been required to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA, or (iii) incurred any "withdrawal liability" as defined in ERISA Section 4201 et seq. There has not been any "reportable event" (as defined in ERISA Section 4043) as to which the 30 day notice period has not been waived by applicable regulation or any event described in ERISA Sections 4041, 4042, 4062 (including 4062(e)), 4063, 4064 or 4069 with respect to any ERISA Plan.

                  (d) All the Benefit Plans and related trusts are in compliance in all material respects with the applicable terms of ERISA, the Tax Code and any other applicable Laws. Except as set forth in SECTION 3.24(D) of the Seller Disclosure Memorandum, each ERISA Plan which is intended to be qualified under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS which determines that the currently effective provisions of such ERISA Plan meet the currently effective requirements for qualification under
         Section 401(a) of the Tax Code (or, if such letter from the IRS has not yet been received, then such letter has been applied for on a timely basis), and to Seller's Knowledge, there are no circumstances reasonably likely to result in revocation of any such favorable determination letter. The Benefit

         Plans have received all other applicable approvals from Governmental Authorities.

                  (e) Neither the Company, nor Seller with respect to the Company, has engaged in a transaction with respect to any Benefit Plan that, assuming the Taxable period of such transaction expired as of the date hereof, would subject the Company to a Tax imposed by either
         Section 4975 of the Tax Code or Section 502(i) of ERISA. Except as set forth in SECTION 3.24(E) of the Seller Disclosure Memorandum, there are no pending or, to Seller's Knowledge, threatened actions or claims against any Benefit Plan other than claims for benefits in the normal course, and there are no pending or, to Seller's Knowledge, threatened audits or investigations of any Benefit Plan by any Governmental Authority.

                  (f) Since the date of the most recent valuation, there has been (i) no material adverse change in the financial position of any Pension Plan, and (ii) no material increase in benefits under any Pension Plan as a result of plan amendments or changes in applicable Law.

                  (g) Except as set forth in SECTION 3.24(G) of the Seller Disclosure Memorandum, neither the Company, nor Seller with respect to the Company, has incurred Liability for retiree health or retiree life benefits or any other employee benefits after termination of employment under any of the Benefit Plans, other than healthcare continuation benefits under Section 4980B of the Tax Code ("COBRA").

                  (h) All contributions, premiums and payments required to be made under the terms of any Benefit Plan on or before June 30, 1997 have been made.

                  (i) Except as set forth in SECTION 3.24(I) of the Seller Disclosure Memorandum, no written representations or communications with respect to any aspect of the Benefit Plans have been made by Seller or the Company to any of the Company's employees, retirees, dependents, spouses, directors, independent contractors, agents or other beneficiaries prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Except as set forth in SECTION 3.24(I) of the Seller Disclosure Memorandum, or as set forth in Section 5.12 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any such Person from the Company under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         3.25     INTERCOMPANY CONTRACTS.

                  (a) SECTION 3.25(A) of the Seller Disclosure Memorandum sets forth a true and complete list of all material Contracts and other arrangements, whether oral, informal or otherwise (other than Insurance Contracts, the Administrative Services Agreement, and compensation or benefits arrangements), pursuant to which the Company paid (or was deemed to have paid via an intercompany charge) cash or other consideration to a Seller Related Party during the fiscal year ended December 31, 1996 (collectively, the "Intercompany Contracts"). Except for the Intercompany Contracts and the Administrative Services Agreement, the Company has no Contract or other arrangement with Seller or a Seller Related Party.

                  (b) SECTION 3.25(B) of the Seller Disclosure Memorandum describes all loans issued by the Company to any Seller Related Party. All such Seller Related Party loans are issued in accordance with commercially reasonable underwriting standards and there is no default on any such loan.

                  (c) The aggregate amount paid or owed by the Company for the period January 1, 1997 through the Closing Date under the marketing participation agreements that are part of the Assumed Liabilities and identified as items (A) and (B) in SECTION 1.1 of the Seller Disclosure Memorandum shall not exceed $5,000.

         3.26 LABOR MATTERS. Except as disclosed in SECTION 3.26 of the Seller Disclosure Memorandum, (a) the Company is not, nor has it been, bound by any collective bargaining agreement or other Contract with a labor union; (b) there is no unfair labor practice, employment discrimination, or wage/hour complaint pending or, to Seller's Knowledge, threatened; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to Seller's Knowledge, threatened against or involving the Company; and (d) since January 1, 1995, the Company has not effectuated a "plant closing" as defined in The Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109 or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

         3.27 OPERATIONS INSURANCE. SECTION 3.27 of the Seller Disclosure Memorandum lists all casualty, liability, property and other similar insurance Contracts that insure the business, operations or affairs of the Company or affect or relate to the ownership, use or operations of any of the Company's assets (including without limitation the names of the insurers and the type of coverage thereof) as of the date of this Agreement and that have (a) been issued to the Company or (b) that are held by Seller or by any Affiliate of Seller (other than the Company) for the benefit of the Company.

         3.28 BROKERAGE. Neither Seller nor the Company has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby, except for Goldman Sachs & Co., whose fees and expenses for services rendered in connection with such transactions shall be paid by Seller.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF FORTIS AND PURCHASER

         Fortis and Purchaser hereby, jointly and severally, represent and warrant to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Fortis is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Purchaser and Fortis has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Fortis of this Agreement and the Transaction Agreements, and the performance by Purchaser and Fortis of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Fortis, respectively. No shareholder proceedings on the part of Purchaser or Fortis are necessary to approve this Agreement or the Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Agreements, when executed by all of the parties thereto, will each constitute a valid and binding obligation of Purchaser and Fortis, enforceable against Purchaser and Fortis in accordance with its terms, except
(i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.2 NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery of this Agreement and the Transaction Agreements do not, and the compliance with the terms, conditions and provisions of this Agreement and the Transaction Agreements by Fortis and Purchaser will not, (a) violate or conflict with any provision of Fortis's or Purchaser's articles of incorporation, bylaws or other governing documents; (b) except as set forth in
SECTION 4.2 of the Purchaser Disclosure Memorandum, violate or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any material Contract to which either Fortis or Purchaser is a party or by which either of them or any of their Assets may be bound or affected, or violate any Law or Order; (c) result in the creation or imposition of any Lien upon any of Fortis's or Purchaser's Assets or give to others any interests or rights therein.

         4.3      PENDING LITIGATION OR PROCEEDINGS. Except as set forth in
SECTION 4.3 of the Purchaser Disclosure Memorandum, there are no claims, suits, actions, proceedings, arbitrations or investigations pending or, to the Knowledge of Fortis or Purchaser, threatened, against or otherwise relating to or involving Fortis or Purchaser or any of their Assets, the outcome of which would reasonably be expected to materially adversely affect the ability of Fortis or Purchaser to consummate the transactions contemplated by this Agreement or the Transaction Agreements.

         4.4      CONSENTS AND APPROVALS. Except (a) as set forth in SECTION
4.4 of the Purchaser Disclosure Memorandum, (b) as required under the Hart-Scott Act, (c) as required under the California Insurance Code, (d) as required by the Insurance Authority of the State of Michigan, (e) as required under the insurance Laws of those jurisdictions that will require Purchaser to file pre-acquisition notices on Form E prescribed by the NAIC (or a similar form), or (f) as required under applicable Canadian Laws, no Consent is required to be obtained from, no notice is required to be given to, and no filing is required to be made with, any third party (including without limitation Governmental Authorities of competent jurisdiction) by Fortis or Purchaser in order for (i) this Agreement and the Transaction Agreements to constitute valid and binding obligations of Fortis and Purchaser, or (ii) to authorize or permit the consummation by Fortis and Purchaser of the transactions contemplated hereby and thereby.

         4.5 BROKERAGE. Neither Fortis nor Purchaser has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby, except for UBS Securities LLC, whose fees and expenses for services rendered in connection with such transactions shall be paid by Fortis.

         4.6 INVESTMENT INTENT. Purchaser is acquiring the Shares for investment for its own account and not with a view to, or for offer or sale in connection with, any public distribution thereof.

         4.7 FINANCING. Purchaser has or will have, as and when required, the funds necessary to consummate the transactions contemplated hereby in accordance with the terms hereof.

                                   ARTICLE 5
                  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

         5.1      OPERATION OF THE COMPANY'S BUSINESS PENDING CLOSING.

                  (a) Except as set forth in SECTION 5.1 of the Seller Disclosure Memorandum or as provided in this Agreement, from the date of this Agreement until the earlier of the termination of this Agreement and the

Closing, Seller shall, and shall cause the Company to, unless Seller shall receive the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

                           (i) Operate the business of the Company as presently operated and only in the Ordinary Course of Business subject, however, to such changes as may be required by changes in Laws or contemplated by this Agreement; and

                           (ii) Use all commercially reasonable efforts to preserve its relationship with and the goodwill of its brokers, agents, customers, suppliers, employees and other Persons having business dealings with Seller and/or the Company in connection with the Company's business.

                  (b) In addition to the foregoing requirements, except as set forth in SECTION 5.1 of the Seller Disclosure Memorandum or as provided in this Agreement, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless Seller obtains the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will or will cause the Company to:

                           (i) Use all commercially reasonable efforts to maintain all licenses, qualifications and authorizations necessary for the Company to do business in the jurisdictions in which it is currently doing business.

                           (ii) Cause the books and records of the Company to be maintained in the Ordinary Course of Business and not permit a material change in any underwriting, investment, actuarial, financial reporting or accounting practice or policy of the Company or in any material assumption underlying an actuarial practice or policy, except as may be required by a change in GAAP, SAP or applicable Law or as may be required by this Agreement.

                           (iii) Cause all Reserve Liabilities with respect to Insurance Contracts established or reflected in the books and records of the Company to be established or reflected on a basis consistent with those Reserve Liabilities and reserving methods followed by the Company in the preparation of its December 31, 1996 Annual Statement filed with the California Department of Insurance, except as may be required by a change in GAAP, SAP or applicable Law.

                           (iv) Use all commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage for the Company as the operations insurance afforded under the Contracts listed in SECTION 3.27 of the Seller Disclosure Memorandum and cooperate with Purchaser, at Purchaser's cost and expense, to obtain additional or carry-on insurance with respect to the Company after the Closing. Any and all benefits under the operations insurance Contracts listed in
                  SECTION 3.27 of the Seller Disclosure Memorandum paid or payable prior to the Closing with respect to the business, operations, affairs or Assets of the Company shall be paid or payable to the Company.

                           (v) Cause the Company to continue to administer the Insurance Contracts (including surrenders) in the Ordinary Course of Business.

                           (vi) Cause the Company to continue to comply with all Laws, except for such failures to comply as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                           (vii) Cause any new investments in Investment Assets by the Company to be made only in Qualified Investments.

                  (c) Except as set forth in SECTION 5.1 of the Seller Disclosure Memorandum or as otherwise provided in this Agreement, and without the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will prevent the Company from the date of this Agreement until the earlier of termination of this Agreement and the Closing, from:

                           (i)      Selling, assigning, transferring,
                  mortgaging, pledging, leasing, granting or permitting to exist any Lien (other than Permitted Liens) on or otherwise disposing of any Assets that are material to the Company's business as presently conducted, other than with respect to Investment Assets in the Ordinary Course of Business;

                           (ii) Increasing the rates of compensation (including bonuses) payable or to become payable to any director, officer or employee of the Company, except for normal and customary increases consistent with past practice and not exceeding the greater of 5% and $5,000 for any single Person;

                           (iii) Except in the Ordinary Course of Business, incurring any material Liability (including, without limitation, incurring any new or increasing any existing indebtedness for borrowed money);

                           (iv) Entering into or amending or terminating any transaction or Contract that could reasonably be expected to have a Company Material Adverse Effect;

                           (v)      Splitting, combining, exchanging,
                  redeeming, repurchasing or reclassifying the capital stock of the Company or declaring, setting aside, making or paying any dividend or other distribution in respect of the capital stock of the Company; provided that the Company may declare and pay dividends on or before the Closing Date to the extent that such dividends are in full compliance with applicable Laws and any applications to or authorizations of Insurance Authorities related to this Agreement, and provided further that the Company must provide Purchaser with written notice of any such dividends at least 5 days prior to such declaration and payment;

                           (vi) Issuing or selling (or agreeing to issue or sell) any Company note (except as may be required by any Insurance Authority), debenture, stock, or other security of the Company or any options, warrants, conversion or other rights to purchase any such Company securities or any securities convertible into or exchangeable for such Company securities or granting, or agreeing to grant, any such options, other than securities of the Company that may be issued or sold to Purchaser;

                           (vii) Merging, consolidating, liquidating or dissolving the Company;

                           (viii) Amending the articles of incorporation or bylaws or other organizational or corporate governance documents of the Company;

                           (ix) Except in the Ordinary Course of Business, terminating, amending or executing any material reinsurance, coinsurance or other similar contract, as ceding or assuming insurer related to the Insurance Contracts;

                           (x) (1) Amend any Intercompany Contract, (2) pay any cash or other consideration (including, without limitation, via an intercompany charge) to a Seller Related Party for any purpose other than pursuant to an Intercompany Contract or as reimbursement of a pass-through of third-party costs for services performed solely on behalf of the Company, or (3) pay an amount of cash or other consideration (including, without limitation, via intercompany charges) to any Seller Related Party under any Intercompany Contract that is computed in accordance with methodology (including, without limitation, unit costs and rates) that is not consistent with such methodology used to compute the payment under such Intercompany Contract between January 1, 1997 and June 30, 1997, or that is not appropriate under SAP or applicable Law, or that is not fair and reasonable; provided, however, that the unit costs and rates for charges under such Intercompany Contracts may be increased beginning January 1, 1998 to amounts not greater than those charged by Seller to its Affiliates other than the Company; or

                           (xi) Entering into any Contract to do any of the foregoing.

         5.2 CERTAIN TRANSACTIONS. From the date of this Agreement until the earlier of the termination of this Agreement and the Closing, neither Seller, the Company nor any Seller Related Party will (nor will Seller permit its investment bankers, legal counsel or other authorized representatives to) solicit, encourage, engage in or initiate any negotiations or discussions with, or provide any information to, or otherwise cooperate in any other manner with, any Person or group (other than Fortis, Purchaser, their Affiliates or their respective investment bankers, legal advisors or other authorized representatives) concerning any sale, coinsurance, reinsurance, replacement or other disposition, directly or indirectly of the business or a substantial portion of the Assets (except as otherwise expressly permitted under this Agreement) of the Company or the Company's capital stock (except, in the case of coinsurance or reinsurance, for performance of obligations under the Reinsurance Contracts listed in SECTION 3.15 of the Seller Disclosure Memorandum).

         5.3      ACCESS TO INFORMATION AND CONFIDENTIALITY.

                  (a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller shall, and shall cause the Company to, give Purchaser and Fortis and their authorized representatives reasonable access during normal working hours to all of the Company's books, records, Contracts, properties, officers and employees, and Seller shall furnish or cause to be furnished to Purchaser and Fortis and their authorized representatives such available financial, legal and other information with respect to the Company that Purchaser or Fortis or any of their authorized representatives may reasonably request, provided that any such access shall not unreasonably interfere with the conduct of the business of Seller or the Company. The Parties acknowledge and agree that any investigation by Purchaser and Fortis shall not diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by Seller pursuant to this Agreement

                  (b) All data, reports, records and other information of any kind received by Fortis, Purchaser or any of their Affiliates or representatives from Seller or the Company or their representatives under this Agreement or in connection with the transactions contemplated hereby shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, neither Fortis nor Purchaser shall use (and they shall not permit their Affiliates or representatives to use) Confidential Information for their own benefit or for any other purpose except as provided in paragraph (c) hereof, and they shall use all commercially reasonable efforts to maintain the confidentiality of Confidential Information. If any of Fortis, Purchaser, their

         Affiliates or their representatives is required to disclose Confidential Information by or to any court, arbitrator or Governmental Authority of competent jurisdiction, Purchaser shall, prior to such disclosure, promptly notify Seller of such requirement and all particulars related to such requirement. Seller shall have the right, at its own cost and expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                  (c) The restrictions set forth in Section 5.3(b) shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (1) permitted or required pursuant to any other agreement between or among the Parties; (2) necessary by Purchaser in connection with exercising its rights or performing its duties or obligations under this Agreement or the Transaction Agreements; (3) contemplated by the last two sentences of Section 5.3(b); or (4) that Purchaser can demonstrate such Confidential Information (A) is or becomes generally available to the public through no fault or neglect of Fortis, Purchaser, or any of their Affiliates or representatives, (B) is received in good faith on a non-confidential basis from a third party who discloses such Confidential Information without violating any obligations of secrecy or confidentiality, (C) is independently developed after the time of receipt as shown by dated written records, or (D) was already possessed at the time of receipt as shown by prior dated written records.

         5.4      CERTAIN TAX MATTERS.

                  (a)      Indemnification by Seller.

                           (i) Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its Affiliates and the Company from and against: (1) any Taxes of the Company with respect to taxable years ending on or before December 31, 1996, and any and all Losses arising out of or incident to the imposition, assessment or assertion of any such Taxes, including, without limitation, those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Taxes, (2) any Taxes of the Company arising solely from transactions between the Company and Seller or any of its Affiliates with respect to any taxable period ending on or before the Closing Date, in each case incurred or suffered by Purchaser, any of its Affiliates or the Company, and (3) any and all Losses that Purchaser, any of its Affiliates or the Company may suffer arising out of or incident to any liability of the Company for Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (the sum of (1), (2) and
                  (3) being referred to as a "Tax Loss"); provided, however, that all payments made by Seller pursuant to Section 5.4(a)(i)(1) are subject to the limitations on indemnification set forth in Section 7.2 hereof.

                           (ii) If a Tax Loss under this Section 5.4 is paid by Seller and a deduction, amortization, credit, exclusion from income or other allowance made allowable with respect to such Tax Loss will result in a Taxes benefit to Purchaser, its Affiliates or the Company, Seller shall be entitled to a credit against any such Tax Loss equal to the amount by which (i) the present value of the amount by which the federal and state income Taxes of the Purchaser, its Affiliates or the Company are reduced by reason of any such deduction, amortization, credit, exclusion from income or other allowance allowed the Purchaser, its Affiliates or the Company in connection with any payment, settlement or satisfaction by Seller (or by the Purchaser, its Affiliates or the Company to the extent the Seller reimburses the same) with respect to the items giving rise to such Tax Loss, exceeds (ii) the present value of any increase, if any, in the federal and state income Taxes payable by the Purchaser, its Affiliates or the Company by reason of any indemnification payment received under this Section 5.4. Any payment of a Tax Loss by Seller to Purchaser, its Affiliates or the Company under this Section 5.4 shall be treated by the Parties as a reduction in the Purchase Price hereunder to the extent such payment is for Tax Losses related to Company's Taxes on or before Closing Date.

                           (iii)    Any payment by Seller pursuant to this
                  Section 5.4 shall be made not later than 45 days after receipt by Seller of written notice from Purchaser stating that any Loss has been paid by Purchaser, any of its Affiliates or the Company, and the amount thereof and of the indemnity payment requested.

                           (iv) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 5.4 is asserted in writing against Purchaser, any of its Affiliates or the Company, Purchaser shall notify Seller of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow Seller to respond timely to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request; provided, however, that the failure of Purchaser to notify Seller of such claim or demand shall not relieve Seller of any liability that it may have with respect to such claim or demand except to the extent Seller is prejudiced by such failure. Seller may, at its own expense, participate in any claim, suit, action, litigation or proceeding (including any Tax audit) with respect to the Company's Taxes as to which indemnification under this provision may apply (each a "Tax Proceeding"). In addition, upon notice to Purchaser, Seller may assume the defense of any such Tax Proceeding, provided that such Tax Proceeding is either (1) with respect to an item in the Seller Group's consolidated Tax Return or
                  (2) with respect to an item as to which Seller has acknowledged its obligation to pay upon the final resolution thereof and with respect to which the minimum level of $10,000,000 set forth in Section 7.2(a)(i) for all claims referred to in such Section 7.2(a)(i) does not apply or it is reasonably likely that such $10,000,000 minimum level will be exceeded with the resolution of this Taxes Loss. If Seller assumes such defense, Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

                           (v) Neither Seller nor Purchaser shall settle any such Taxes Loss without giving ten days prior written notice to the other Party of the action to be taken. Any settlement by Seller without Purchaser's written consent (which will not be unreasonably withheld, delayed or conditioned) must fully and finally resolve the matter without requiring any payment by Purchaser and without causing any Taxes Liability of Purchaser in any subsequent years. Any settlement by Purchaser without Seller's written consent (which will not be unreasonably withheld, delayed or conditioned) shall not establish Seller's liability for the same; but Seller shall be responsible under its obligations under Section 5.4 for only the reasonable amount of such settlement and shall be entitled to litigate the reasonableness of any such settlement by Purchaser.

                  (b)      Cooperation on Tax Matters.

                           (i) The Company will prepare, with Seller's cooperation, the Company's federal income Tax Return for the taxable year ending December 31, 1997. In addition, the Company and Seller will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. The Company and Seller will retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable Law (giving effect to any and all extensions, waivers or mitigations) has expired, and to provide to the other Party all record retention agreements entered into with any Governmental Authority and to abide by or cause the abidance with such agreements. The Company will give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Company shall allow Seller to take possession of such books and records. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

                           (ii) Purchaser and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Tax Code and all Treasury Department Regulations promulgated thereunder.

                  (c) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.4 shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                  (d) Tax Covenants. The Parties agree that they will not make any election or deemed election under Section 338 of the Tax Code.

                  (e) Transfer Taxes. All transfer, documentary, sales, use stamp, registration and other comparable taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and all expenses related thereto, including any expenses related to filing any required returns shall be borne and paid equally by Seller and Purchaser. Purchaser shall file all necessary tax returns and other documentation with respect to all such fees and taxes that Purchaser and Seller agree must be filed and Purchaser and Seller shall join in the execution of such returns and other documentation to the extent required.

                  (f)      Tax Sharing for Stub Period.

                           (i) If the Company is treated as an Includible Corporation of the Seller Group during all or a portion of the period from January 1, 1998 until the Closing Date, then, with respect to the period during which the Company is so treated (the "Stub Period"), Purchaser shall prepare, or cause to be prepared pro forma tax returns of the Company reflecting the Company's share of the Seller Group's consolidated, combined and unitary Tax liabilities for such period. Such pro forma returns shall be (1) prepared in a manner consistent with the Company's past practice on its separate company Tax Returns, (2) based on assumptions reasonably acceptable to Seller, (3) prepared without a change of any election or any accounting method, and (4) submitted by Purchaser to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of the relevant Seller Group's Tax Returns. Seller shall have the right to review all work papers and procedures used to prepare any pro forma return. If Seller, within 10 business days after delivery of any such pro forma return, notifies Purchaser in writing that it objects to any items in such pro forma return, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing the relevant Seller Group Tax Return) by a nationally recognized independent accounting firm chosen and mutually acceptable to both Purchaser and Seller, the costs, fees and expenses of which shall be borne equally by Purchaser and Seller. Upon resolution of all such items, the relevant pro forma returns shall be adjusted to reflect such resolution. Seller Group agrees to prepare and file its consolidated Tax Return for its Taxable year ending December 31, 1998, consistently with the pro forma returns supplied by Purchaser pursuant to this Section 5.4(f). At the time the Seller Group files a Tax Return as to which the Company is treated as an Includible Corporation (or as a similar entity under state or local Law), (1) if any pro forma return for the Stub Period shows that Taxes would be due in respect of the Company's income during such period if the Company had filed a separate company Tax Return substantively identical to such pro forma return, then the amount shown as Taxes due on such pro forma return shall by paid by the Company, Purchaser or Fortis, which shall be jointly and severally liable for such payment, to Seller, and (2) if any pro forma return for the Stub Period shows that a refund would be due in respect of such period if the Company had filed a separate company Tax Return substantively identical to such pro forma return, then Seller shall pay the Company an amount equal to the Tax refund shown on such return.

                           (ii) Purchaser and Fortis hereby jointly and severally agree to indemnify, defend and hold harmless the Seller from and against (1) any Taxes resulting from an adjustment to any of the Seller Group's Tax Returns for the taxable year ending December 31, 1998, with respect to any Tax item relating to the Company other than any Taxes for which Seller is indemnifying Purchaser, its Affiliates and the Company pursuant to Section 5.4(a)(i)(2), and (2) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith in appropriate proceedings rating to the imposition, assessment or assertion of any such Tax. Seller will promptly pay to the Company any refund caused by a Tax item related to the Company.

                  (g) Includible Corporation. Seller and Purchaser shall use their reasonable commercial efforts prior to Closing to prevent the Company from becoming an Includible Corporation. Upon receipt of an opinion of counsel concluding that Seller is not obligated to so include the Company, it shall file its Tax Returns for the taxable year ending December 31, 1998 without including the Company, the provisions of Section 5.4(f) shall be inapplicable, and the Company shall be responsible for filing its own federal income Tax Return for the Stub Period and shall do so without the consent or involvement of Seller.

         5.5      INTERCOMPANY CONTRACTS.

                  (a) Effective as of Closing, all Intercompany Contracts and any other Contracts or arrangements (whether oral, informal or otherwise) between the Company and any Seller Related Party (other than employment relationships with officers of the Company who are Company Employees and other than the Liberty Reinsurance Agreement) shall be terminated, and all outstanding obligations between such parties (including, without limitation, the Liberty Reinsurance Agreement) shall be settled with payment in full of all such obligations (in accordance with the provisions of this Agreement. The Administrative Services Agreement, which provides for services to Company, shall not be terminated at Closing.

                  (b) That certain Indemnity Reinsurance Agreement between Liberty Life and the Company, effective as of January 1, 1994 (the "Liberty Reinsurance Agreement"), shall not be amended or terminated between the date hereof and the earlier of termination of this Agreement and the Closing Date. On the Closing Date, the Liberty Reinsurance Agreement shall be amended to provide for the following agreements among the parties hereto, and such amended agreement is referred to herein as the "Amended Reinsurance Agreement":

                                    (i)      For up to one year after the
                           Closing Date, Liberty Life will write preneed life insurance policies and preneed annuity contracts as requested by the Company, but Liberty Life will not be required to use any policy or contract form not currently in use or to write any such policies or contracts in any state in which Liberty Life does not currently write such policies and contracts. Purchaser will cause either the Company or another insurance Affiliate of Fortis to file, as soon as practicable after the Closing Date, such policy and contract forms with the applicable insurance regulatory authorities and otherwise use all commercially reasonable efforts to obtain approval to issue those policy and contract forms.

                                    (ii)     Any and all policies and contracts
                           written by Liberty Life after Closing as contemplated by (i) immediately above shall be reinsured by the Company on a 100% indemnity coinsurance basis. The Company will have all responsibility for the administration of such polices and contracts, and the Company will reimburse Liberty Life for all premium taxes, guaranty fund assessments, commissions and policy benefits that Liberty Life is required to pay on such policies and contracts and any other reasonable out-of-pocket costs of Liberty Life. Otherwise, there will be no fee paid to Liberty Life for such policy writing services.

                                    (iii)    All of the Liberty Life policies
                           and contracts in force and reinsured under the Liberty Reinsurance Agreement as of the Closing Date will continue to be reinsured by the Company on a 100% indemnity coinsurance basis, pursuant to the terms of the Amended Reinsurance Agreement.

                                    (iv)     Notwithstanding Section 5.15(b)
                           hereof, the Company may use the name "Liberty Life Insurance Agreement" after Closing in connection with the Amended Reinsurance Agreement, but only if and to the extent required by Law or any Insurance Authority.

                  (c) For a period of up to 30 days after Closing, Seller shall provide the Company with use of the office space that the Company Employees are currently using at no charge to the Company.

         5.6      REGULATORY APPROVALS AND CONSENTS.

                  (a) As soon as practicable, but in any event within 30 days, after the date hereof:

                           (i) Each of Seller and Purchaser will make all necessary filings under the Hart-Scott Act. Each Party shall pay the expenses of preparing its own filing, and Purchaser shall pay the required filing fee.

                           (ii) Purchaser shall make such filings as are required by the California Department of Insurance in order to request such Department's approval of the change in control of the Company that will be effected by the transfer of the Shares. Seller shall, and shall cause the Company to, cooperate reasonably with Purchaser in preparing such filing.

                  (b) Seller and Purchaser shall promptly advise the other of all oral, and promptly provide each other with copies of all written, communications, requests, inquiries or other notifications received from any Governmental Authorities with respect to the transactions contemplated hereby.

                  (c) Seller shall use all commercially reasonable efforts required to obtain prior to Closing all Consents listed in SECTION
         3.20 of the Seller Disclosure Memorandum.

                  (d) Purchaser shall use all commercially reasonable efforts required to obtain prior to Closing all Consents listed in
         SECTION 4.4 of the Purchaser Disclosure Memorandum.

         5.7 EFFORTS TO CLOSE. Subject to the terms and conditions of this Agreement, each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement and nothing herein shall require Seller to make any additional investment in the Company; and provided, further, that nothing in this Agreement shall require any Party to hold separate or make any divestiture of any Asset or otherwise agree to, and no Consent shall be deemed to be obtained for purposes of this Agreement if such Consent contains, any restriction on such Party's operations, other than provisions generally applicable to all insurance companies, or other materially burdensome conditions which would in any such case be material to the Assets, Liabilities or business of a Party. None of the Parties hereto will take or permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

         5.8 EXPENSES. Whether or not the Closing occurs, except as otherwise stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, provided that, if the Closing occurs, all of Seller's and the Company's expenses shall be paid by Seller and not the Company.

         5.9 RESIGNATIONS. At Closing, Seller will deliver to Purchaser written resignations of all the Company's directors and those officers of the Company that are specified by Purchaser not less than 3 Business Days prior to the Closing Date, who will resign as officers but not as employees of the Company if they are Company Employees as defined in Section 5.12 hereof.

         5.10 GUARANTY FUND ASSESSMENTS. The Company shall be responsible for paying any guaranty or other solvency-type fund assessment that is assessed against the Company and that relates to or is computed based upon the Company's business with respect to any time period ending before, on or after the Closing Date, whether or not such assessment exceeds the amount of any reserve established therefor on the Company's balance sheet as of Closing

         5.11 MAINTENANCE OF RECORDS. For a period of 7 years after Closing, or for any longer period (i) as may be required by any federal, state, local or foreign Governmental Authority, (ii) as may be reasonably necessary in respect of the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation that is pending or threatened at the time of any notice to Purchaser while such records are still maintained, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes, Purchaser shall maintain and shall allow Seller, during normal business hours, through its employees and representatives, the right, at Seller's expense, to examine and make copies of, the books and records of the Company pertaining to the Company's business prior to the Closing Date, for any reasonable business purpose.

         5.12 CERTAIN AGREEMENTS REGARDING BENEFIT PLANS AND OTHER EMPLOYEE MATTERS.

                  (a) For purposes of this Section 5.12, (i) "Company Employee" means (i) each individual who is listed in SECTION 5.12(A) of the Seller Disclosure Memorandum and (ii) each individual who is hired by the Company in the Ordinary Course of Business between the date of this Agreement and the Closing Date.

                  (b) With respect to each Company Employee, service with the Company or any of its Affiliates shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits under the Company's or Purchaser's benefit plans to the same extent such service was counted under any similar type of benefit plan under which such employee or former employee was covered or participated immediately prior to the Closing Date, including, without limitation, carry over of, and/or cash payments in lieu of, accumulated and unused sick leave or vacation, in each case as of the Closing Date, but expressly excluding any such service for the purposes of benefit accrual under any defined benefit plan. For calendar year 1998, Purchaser and the Company, for purposes of deductible limits and out of pocket annual maximums under their welfare plans, shall credit each Company Employee with the actual applicable deductibles satisfied and amounts toward out of pocket annual maximums, in each case in the year in which Closing occurs, under the same type of benefit plan in which such Company Employee is participating as of the Closing Date. With respect to each Company Employee, Purchaser's and the Company's group health plans shall not exclude coverage for pre-existing conditions. Seller shall retain sole liability for employee benefits which accrue for a Company Employee prior to Closing, including, but not limited to, (i) liability for medical and dental claims which are incurred but not reported prior to Closing and (ii) the employer matching contribution which accrues to the Company Employees under the Liberty Corporation Retirement and Savings Plan (as amended and restated effective April 1, 1997) (the "Liberty Plan") for the portion of the plan year which begins on January 1 of the plan year in which the Closing occurs and which ends on the Closing; provided, however, that Seller shall also retain sole liability for long term disability benefits and life insurance benefits which are payable after Closing for any Company Employee who becomes disabled prior to Closing (even if the determination of disability is not made until after Closing). Except as provided in the immediately preceding sentence, Purchaser shall be solely liable for employee benefits which accrue for a Company Employee after Closing, including employee benefits for any Company Employee who is not actively at work as of Closing, to the extent such benefits would be provided to similarly situated employees of Purchaser, including but not limited to sick pay, short-term disability, medical and dental benefits for claims incurred on or after Closing (including medical and dental benefits for a Company Employee who is disabled prior to Closing, even if the determination of disability is not made until after Closing), and health care continuation benefits required under Section 4980B of the Tax Code (i.e., COBRA).

                  (c) Seller and Purchaser agree that this transaction constitutes a "disposition of a subsidiary" within the meaning of
         Section 410(k)(10)(A)(iii) of the Tax Code. As soon as practicable after the Closing, Seller shall cause the Liberty Plan to be amended to (i) fully vest all Company Employees in their account balances under the Liberty Plan; and (ii) permit immediate distribution of the accounts of the Company Employees, as permitted by Section 401(k)(10) of the Tax Code. Purchaser will permit any such employee to add his or her account balance to the Purchaser's plan. In addition, (1) Seller shall cause to be contributed to the Liberty Plan at or prior to Closing the employer matching contribution which accrues to the Company Employees for the portion of the plan year which begins on January 1 of the plan year in which the Closing occurs and which ends on the Closing, and (2) Seller shall permit any Company Employee who elects to make a direct rollover (as determined under Section 401(a)(31) of the Tax Code) of any portion of his account balance from the Liberty Plan to the Fortis, Inc. Employees' Uniform Profit Sharing Plan (the "Fortis Plan"), to transfer to the Fortis Plan as part of such direct rollover any outstanding loan which such Company Employee has with the Liberty Plan as of Closing.

                  (d) Each Company Employee whose employment with the Company is terminated by the Company or an Affiliate thereof within 12 months after the Closing Date shall receive severance and outplacement benefits from the Company in an amount not less than that determined and paid pursuant to the existing Company severance plan.

                  (e) The Company shall be responsible after Closing for the deferred compensation payments to the individuals and in the amounts set forth in SECTION 5.12(E) of the Seller Disclosure Memorandum.

                  (f) Purchaser shall cause the Company to pay each Company Employee all bonuses accrued or earned in respect of 1997 in the Ordinary Course of Business.

         5.13 PUBLICITY. Neither Party shall or shall permit its Affiliates to issue any publicity, press release or public announcement concerning the execution and delivery of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior approval of the form and content of such publicity, release or announcement by the other; provided, however, that no such approval shall be required when such publicity, release or announcement is required by (i) applicable Law, (ii) applicable rules or regulations of, or any listing agreement with, a national or foreign stock exchange or the Automated Quotation System maintained by the National Association of Securities Dealers, Inc. or (iii) any Order of any court, arbitrator or Governmental Authority of competent jurisdiction; and, provided further, that, prior to issuing any publicity, release or announcement without such prior written approval, the Party issuing or whose Affiliate is issuing such publicity, release or announcement shall have given reasonable prior notice to, and shall consult with, the other Party regarding such intended issuance and, if requested by the other Party, shall have used reasonable efforts at such other Party's own cost and expense to obtain a protective order or similar protection for the benefit of the other Party. In addition, with the prior written consent of the Parties, not to be unreasonably withheld, Goldman Sachs & Co. and UBS Securities LLC each may cause to be published such tombstone advertisements with respect to the transactions contemplated by this Agreement as it shall deem appropriate. Nothing contained herein shall prevent the communication of information with any Governmental Authority or any agency or other organization which rates the financial solvency or claims-paying ability of Seller, Purchaser, Fortis or the Company, including without limitation, A.M. Best Company, Inc., Duff & Phelps, Standard & Poor's Corporation and Moody's Investors Services, Inc. or state insurance departments or other regulatory bodies.

         5.14     ACCESS.

                  (a) Fortis and Purchaser will cause the Company, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to the Company's properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating (i) to its rights and obligations hereunder or (ii) to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser or the Company.

                  (b) On and after the Closing Date, Seller will, and will cause its Affiliates to, afford promptly to Purchaser, Company and their agents reasonable access to Seller's and its Affiliates' properties, books, records, employees and auditors to the extent they deal with operations or Assets of Company before the Closing Date so as to permit Purchaser or the Company to determine any matter relating
         (i) to its rights and obligations hereunder or (ii) to any period ending on or before the Closing Date; including, but not limited to, the Company's obligations for Taxes, provided that any such access by Purchaser or the Company shall not unreasonably interfere with the conduct of the business of Seller. In addition, Seller shall transfer to the Company or Purchaser (at the expense of Purchaser) any and all records reasonably requested by the Company or Purchaser, including computer records and databases (to the extent permitted by applicable licensing agreements), containing information about the Company or its business.

         5.15     TRADEMARKS, TRADENAMES AND RECORDS.

                  (a) At or prior to the Closing, Seller shall transfer all right, title and interest in and to the tradename and trademark "FamilySide" and "FamilySide" with logo to the Company, together with all goodwill associated therewith, and shall warrant that it is transferring at Closing to the Company the ownership of the same free and clear of all Liens of any nature whatsoever.

                  (b) After the Closing, Fortis and Purchaser shall not permit the Company or its Affiliates to use any of the marks or names set forth on SECTION 5.15 of the Seller Disclosure Memorandum, except to exhaust existing supplies and assets with the same for a period not exceeding one year after the Closing Date, and except as set forth in
         Section 5.5(c)(iv). Purchaser shall use reasonable commercial efforts to avoid any material confusion as to the owner of the Company.

         5.16     ASSUMED LIABILITIES.

                  (a) At Closing, Purchaser, or a U.S. Affiliate thereof reasonably acceptable to Seller, shall assume and agree to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform any and all other obligations of Seller and LMC in respect of the Assumed Liabilities, as provided in Section 2.2 hereof. At Closing, each of Seller and LMC shall assign to such Purchaser or Affiliate thereof all of Seller's or LMC's, as the case may be, rights, interests and benefits to, in and under such Assumed Liabilities.

                  (b) Seller and Purchaser shall use their commercially reasonable efforts first to eliminate all surplus commitments made by Seller with respect to the Company that are part of the Assumed Liabilities or, second, in the event that such surplus commitments cannot be eliminated at or prior to Closing, to substitute for Seller on such surplus commitments either Purchaser, or a U.S. Affiliate of Purchaser reasonably acceptable to Seller as soon as practicable after Closing.

         5.17     INVESTMENT ASSETS.

                  (a)      On or prior to the Closing Date, Seller will:

                           (i) cause the Company to sell all of the Company's right, title and interest in and to, and cause the purchaser thereof to assume any and all of the Company's obligations under, (1) all of the Investment Assets listed on
                  SECTION 5.17 of the Purchaser Disclosure Memorandum, and (2) any Investment Asset acquired by the Company since June 30, 1997 that is of a type or classification of investment asset set forth in said SECTION 5.17 of the Purchaser Disclosure Memorandum (including, without limitation, any and all mortgage loans, but not including any private placements denominated by the issuer in Canadian currency) (the Investment Assets described in (1) and (2) are collectively, the "Transferred Assets"); and

                           (ii) ensure that the Company owns, in exchange for all of the Transferred Assets, an amount of cash equal to the aggregate Fair Market Value (as defined in subsection (c) below) of the Transferred Assets.

                  (b) For purposes of this Section 5.17, "Fair Market Value" shall be determined as follows:

                           (i) With respect to each mortgage loan, the Fair Market Value shall be the principal balance owed under the loan as of the date of sale.

                           (ii) With respect to each private placement, the Fair Market Value shall be the discounted expected future cash flows using a discount rate equal to (1) the U.S. Treasury securities yield on the date of sale for comparable maturity U.S. Treasuries, plus (2) the "spread at purchase," which means for this purpose the amount by which the yield of such private placement at the date of purchase exceeded the yield on U.S. Treasury securities of comparable maturity on the date of purchase.

                           (iii) With respect to each investment in real estate and each other invested asset, the Fair Market Value shall be (1) the value of such investment as carried on the SAP financial statements of the Company as of the date of the sale, (2) plus the amount of any impairment in value of the investment from January 1, 1997 to the date of sale (excluding any normal recurring depreciation and/or amortization), and (3) plus any losses incurred on sales and minus any gains realized on sales, from January 1, 1997 to the date of sale.

                  (c) Seller shall deliver to Purchaser not less than 5 business days prior to the Closing Date a schedule of all Transferred Assets sold or to be sold on the Closing Date pursuant to this Section 5.17, showing for each such Transferred Asset the date of sale, the Fair Market Value, the form of consideration received or to be received by the Company for such sale and, if the consideration is other than cash, a description of the consideration.

         5.18 COMMITMENT TO MAKE CAPITAL CONTRIBUTION. Purchaser agrees that at or after Closing it shall make, and Fortis shall cause it to make, a capital contribution to the Company equal to the net amount, if any, of dividends paid by the Company to, and capital contributions made to the Company by, Seller between January 1, 1997 and the Closing Date and used to compute the actual Purchase Price pursuant to Section 2.2, if such capital contribution by Purchaser is required by the California Insurance Department in order for Purchaser to obtain the approval contemplated by Section 5.6(a)(ii).

                                   ARTICLE 6
                             CONDITIONS TO CLOSING

         6.1 CONDITIONS TO OBLIGATIONS OF FORTIS AND PURCHASER. The obligations of Fortis and Purchaser to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Fortis and Purchaser at their option):

                  (a) Bringdown of Representations and Warranties. The accuracy of the representations and warranties of Seller contained in this Agreement shall be determined on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time; and (i) the representation and warranty contained in Section 3.3 shall be true and correct in all respects, (ii) there shall not exist inaccuracies in the representations and warranties of Seller, including Section 3.3, such that the aggregate effect of such inaccuracies has or is reasonably likely to have a Company Material Adverse Effect, and (iii) Purchaser shall have received a certificate to such effect signed by an authorized officer of Seller.

                  (b) Performance and Compliance. Seller shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Purchaser shall have received a certificate to such effect signed by an authorized officer of Seller.

                  (c) Opinion of Counsel. Purchaser shall have received from Martha G. Williams, Esq., General Counsel for Seller, an opinion dated the Closing Date in form and substance reasonably satisfactory to Purchaser relating to matters customary for transactions of this type. Purchaser shall also have received from Davis Polk & Wardwell, counsel for Seller, an opinion dated the Closing Date in form and substance reasonably satisfactory to Purchaser relating to matters governed by New York Law.

                  (d) Hart-Scott Act. The applicable waiting period under the Hart-Scott Act (and any extension thereof) shall have expired or been terminated.

                  (e) Regulatory Approval. The California Insurance Department shall have approved the change in control of the Company effected by the transfer of the Shares, and all other regulatory approvals described in Section 4.4(d), (e) or (f) shall have been obtained.

                  (f)      Required Consents. All Consents listed in SECTION
         3.20 of the Seller Disclosure Memorandum shall have been obtained.

                  (g) Litigation. No Order of any court or Governmental Authority shall be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Purchaser's ownership or control of the Company or its business, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority reasonably likely to enjoin or prohibit any of the transactions contemplated by this Agreement or seeking significant monetary relief by reason of the consummation of such transactions.

                  (h) Incumbency Certificate. Seller shall have delivered to Purchaser an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Seller who have executed this Agreement, the Transaction Agreements or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Seller other than an officer whose incumbency or authority is certified.

                  (i) Certificates of Existence and Licensure. Seller shall have delivered to Purchaser, with respect to Seller and the Company, a certificate of the Secretary of State of the state in which each such corporation is incorporated, dated not more than 15 days before the Closing Date, stating that such corporation is a corporation in existence under the Laws of such state and has paid all applicable Taxes due to such state. In addition, Seller shall have delivered to Purchaser a certificate of licensure with respect to the Company, dated not more than 30 days before the Closing Date, issued by the Insurance Authority in each U.S. state and Canadian province in which the Company presently conducts insurance business stating that the Company is authorized to conduct insurance business in such jurisdiction.

                  (j) Certified Copies of Resolutions. Seller shall have delivered to Purchaser copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Seller, of resolutions adopted by the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby.

                  (k) Delivery of Original Records. Seller shall have delivered to Purchaser the original corporate minute books for the Company, along with the certificates representing the Shares.

                  (l) Delivery of Administrative Services Agreement. Seller and Liberty Insurance Services Corporation shall have executed and delivered to Purchaser the Administrative Services Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller at Seller's option):

                  (a) Bringdown of Representations and Warranties. The representations and warranties of Fortis and Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Seller shall have received a certificate to such effect signed by an authorized officer of each of Fortis and Purchaser.

                  (b) Performance and Compliance. Fortis and Purchaser shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and Seller shall have received a certificate to such effect signed by an authorized officer of each of Fortis and Purchaser.

                  (c) Opinion of Counsel. Seller shall have received from Alston & Bird LLP, counsel for Fortis and Purchaser, or from the General Counsel of Fortis, an opinion dated the Closing Date in form and substance reasonably satisfactory to Seller relating to matters customary for transactions of this type.

                  (d) Hart-Scott Act. The applicable waiting period under the Hart-Scott Act (and any extension thereof) shall have expired or been terminated.

                  (e) Regulatory Approval. The California Insurance Department shall have approved the change in control of the Company effected by the transfer of the Shares, and all other regulatory approvals described in Section 3.20(d), (e) or (f) shall have been obtained.

                  (f)      Required Consents. All Consents listed in SECTION
         4.4 of the Purchaser Disclosure Memorandum shall have been obtained.

                  (g) Litigation. No Order of any court or Governmental Authority shall be in effect which enjoins or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority reasonably likely to enjoin or prohibit any of the transactions contemplated by this Agreement or seeking significant monetary relief by reason of the consummation of such transactions.

                  (h) Incumbency Certificate. Each of Fortis and Purchaser shall have delivered to Seller an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Fortis and Purchaser who have executed this Agreement, the Transaction Agreements or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Fortis and Purchaser, respectively, other than an officer whose incumbency or authority is certified.

                  (i) Certificates of Existence. Fortis and Purchaser shall have delivered to Seller, with respect to Fortis and Purchaser, a certificate of the Secretary of State of the state in which each such corporation is incorporated, dated not more than 15 days before the Closing Date, stating that such corporation is a corporation in existence under the Laws of such state.

                  (j) Certified Copies of Resolutions. Fortis and Purchaser shall have delivered to Seller copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Fortis and Purchaser, respectively, of resolutions adopted by their respective Boards of Directors approving this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE 7
                                INDEMNIFICATION

         7.1 NATURE AND SURVIVAL OF REPRESENTATIONS. The representations and warranties in Articles 3 and 4 of this Agreement, and the covenants in
Article 5 of this Agreement, shall not survive the Closing, except that: (i) the representations and warranties of the Parties hereto contained in Sections 3.1, 3.2, 3.3, 4.1, 4.6 and 4.7 shall survive indefinitely; (ii) the representations and warranties of the Parties hereto contained in Sections 3.7, 3.19(a) and 3.19(b) shall survive until the second anniversary of the Closing Date; and (iii) the representations and warranties of Seller contained in
Section 3.19(c), and the covenants of the Parties contained in Sections 5.3(a), 5.4, 5.5, 5.8, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16 and 5.18, shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof).

         7.2      OBLIGATIONS OF SELLER TO INDEMNIFY.

                  (a) Subject to Section 7.2(b) below, Seller hereby agrees to indemnify, defend and hold harmless Fortis, Purchaser, the Company, Fortis's other Affiliates and their respective officers, employees, directors, agents, successors and assigns from and against any and all Losses relating to or arising out of:

                           (i) (1) the breach of any representation or warranty of Seller in Section 3.7, 3.19(a), 3.19(b) or 3.19(c) of this Agreement, and (2) any Intercompany Loss; provided that Seller shall not be liable under this Section 7.2(a)(i) unless and until the sum of the aggregate amount of Losses with respect to all matters referred to above in this
                  Section 7.2(a)(i) plus the aggregate amount of all Tax Losses referred to in clause (i)(1) of Section 5.4(a) which are payable by Seller (determined in accordance with Seller's indemnity to Purchaser, its Affiliates and the Company in
                  Section 5.4(a)) exceeds $10,000,000, at which point Seller will then responsible for paying all claims including the first $10,000,000;

                           (ii)     any breach of any representation or
                  warranty of Seller in Section 3.1, 3.2 or 3.3 of this Agreement;

                           (iii)    any ERISA Obligation;

                           (iv) any employees or former employees of the Company other than Company Employees (excluding the deferred compensation payments set forth in SECTION 5.12(E) of the Seller Disclosure Memorandum); and

                           (v)      any breach of any covenant of Seller in
                  Section 5.4, 5.5, 5.8, 5.11, 5.12, 5.13 or 5.14 of this
                  Agreement.

                  (b)      Seller's maximum aggregate liability under Section
         5.4 and this Section 7.2 shall be $180,000,000. No claim for indemnity pursuant to Section 7.2(a) above may be made after the second anniversary of the Closing Date, except as follows: (i) a claim for breach of a representation or warranty in Section 3.19(c), a claim for any ERISA Obligation, and a claim pursuant to Section 7.2(a)(v), may be made until the expiration of the statute of limitation applicable thereto (giving effect to any waiver, mitigation or extension thereof); (ii) a claim pursuant to Section 7.2(a)(ii) or (iv) may be made at any time; and (iii) a claim for indemnity pursuant to Section 7.2(a) may be made after the time when it would otherwise be prohibited by this paragraph if prior to such time Purchaser, the Company or Fortis shall have given Seller written notice of such claim, specifying in reasonable detail the nature of the claim.

         7.3      OBLIGATIONS OF FORTIS AND PURCHASER TO INDEMNIFY.

                  (a) Subject to Section 7.3(b) below, Fortis and Purchaser hereby indemnifies Seller and its officers, employees, directors, agents, successors and assigns from and against any and all Losses relating to or arising out of (i) any breach of a representation or warranty in Section 4.1, 4.6 or 4.7 of this Agreement or (ii) any breach of any covenant of Fortis or Purchaser in
         Section 5.4, 5.5, 5.8, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16 or
         5.18 of this Agreement.

                  (b) A claim pursuant to clause (i) of Section 7.3(a) may be made at any time. A claim pursuant to clause (ii) of Section 7.3(a) may be made until the expiration of the statute of limitation applicable thereto (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the foregoing, a claim for indemnity pursuant to Section 7.3(a) may be made after the time when it would otherwise be prohibited if prior to such time Seller shall have given Fortis written notice of such claim, specifying in reasonable detail the nature of the claim.

         7.4      PROCEDURES FOR INDEMNIFICATION.

                  (a)      Any claim for indemnification under Section 7.2 or
         7.3 (an "Indemnification Claim") shall be made by the Party claiming indemnification (the "Indemnitee") by delivery of a written notice to the Party against whom indemnification is claimed (the "Indemnitor") requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third-Party Claim (as defined below), containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third-Party Claim.

                  (b) If the Indemnification Claim involves a Third-Party Claim, the procedures set forth in Section 7.5 shall be observed by the Indemnitee and the Indemnitor.

                  (c) If the Indemnification Claim involves a matter other than a Third-Party Claim, the Indemnitor shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to so object timely shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor. If an objection is timely interposed by the Indemnitor, and the dispute is not resolved by such Indemnitee and the Indemnitor within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by litigation as provided in Section 9.15.

         7.5      THIRD-PARTY CLAIMS.

                  (a) For purposes of this Agreement, "Third-Party Claim" means any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding (including, without limitation, an audit by any Governmental Authority) that is instituted against an Indemnitee by a Person other than an Indemnitor (but excluding any matter that is handled pursuant to Section 5.4(a)) and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

                  (b) The obligations and Liabilities of the Parties hereunder with respect to a Third-Party Claim shall be subject to the following terms and conditions:

                           (i) The Indemnitee shall give the Indemnitor written notice of a Third-Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third-Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third-Party Claim within 10 days after written notice of such claim has been given to the Indemnitor by the Indemnitee, or if outside legal counsel for the Indemnitee advises that there are substantive issues which raise conflicts of interest between Indemnitor and Indemnitee, then the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.4 which shall be deemed an Indemnification Claim that is not a Third-Party Claim for the purposes of the procedures set forth herein.

                           (ii) If any Third-Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, Assets or Liabilities of the

                  Indemnitee (including, without limitation, the administration of the Tax Returns and responsibilities under the Tax Laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third-Party Claim undertaken by the Indemnitor, and the reasonable costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third-Party Claim at its sole cost and expense.

                           (iii) No settlement of a Third-Party Claim involving the asserted liability of an Indemnitor under
                  Section 7.2 or 7.3 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. Consent shall be presumed in the case of settlements of $15,000 or less where the Indemnitor has not responded within 5 Business Days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third-Party Claim,
                  (1) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (C) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third-Party Claim, and (2) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                           (iv) In connection with the defense, compromise or settlement of any Third-Party Claim, the Parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any Party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each Party during normal business hours to all properties, personnel, books, Tax records, Contracts, commitments and all other business records of such other Party and will furnish to such other Party copies of all such documents as may reasonably be requested (certified, if requested), to the extent said request is related to the subject Third-Party Claim.

         7.6 SOLE REMEDY. Purchaser's and Fortis's sole remedy for any breach of this Agreement (other than an intentional breach or fraudulence) by Seller shall be the provisions in Section 5.4 or Section 7.2, and Purchaser and Fortis hereby waive any and all other remedies which may be available to Purchaser and Fortis at Law or in equity for any breach or alleged breach of this Agreement (other than an intentional breach or fraudulence). Seller's sole remedy for any breach of this Agreement (other than an intentional breach or fraudulence) by Purchaser or Fortis shall be the provisions in Section 5.4 or Section 7.3, and Seller hereby waives any and all other remedies which may be available to Seller at Law or in equity for any breach or alleged breach of this Agreement(other than an intentional breach or fraudulence).

         7.7      REDUCTION FOR CERTAIN BENEFITS.

                  (a) Any insurance or other recovery payment or credit received by the Indemnitee from any third party that was not taken into account in computing the amount of any Indemnification Claim shall promptly be paid over to the Indemnitor up to the amount of the indemnification payment made by the Indemnitor with respect thereto.

                  (b) If a claim under this Article 7 results in a Tax benefit to the Indemnitee, the Indemnitor shall be entitled to a credit against any Losses hereunder equal to the amount by which (i) the present value of the amount by which the federal and state income Taxes of the Indemnitee are reduced by reason of any deduction allowed the Indemnitee for any payment, settlement or satisfaction of such claim, exceeds (ii) the present value of any increase in the federal and state income Taxes payable by the Indemnitee by reason of any indemnification payment received under this Article 7.

         7.8 SUBROGATION RIGHTS. In the event that Indemnitee has an Indemnification Claim hereunder, the Indemnitor shall, upon payment of such Indemnification Claim in full, be subrogated to all rights of the Indemnitee with respect to the Loss to which such Indemnification Claim relates; provided, however, that the Indemnitor shall only be subrogated to the extent of any amount paid by it pursuant to this Article 7 in connection with such Loss.

                                   ARTICLE 8
                                  TERMINATION

         8.1 WHEN AGREEMENT MAY BE TERMINATED. This Agreement may be terminated:

                  (a) at any time prior to the Closing, by mutual written consent of Seller and Purchaser;

                  (b) by written notice by Purchaser to Seller if events render impossible compliance with one or more conditions set forth in
         Section 6.1
and such conditions are not waived by Fortis and Purchaser; provided that such events did not result from any action or omission by Fortis or Purchaser which was within its control and which Fortis or Purchaser, as the case may be, was not expressly permitted to take or omit by the terms of this Agreement;

                  (c) by written notice by Seller to Purchaser if events render impossible compliance with one or more conditions set forth in
         Section 6.2 and such conditions are not waived by Seller; provided that such events did not result from any action or omission by Seller which was within its control and which Seller was not expressly permitted to take or omit by the terms of this Agreement;

                  (d) at any time after March 31, 1998 (the "Termination Date") (unless all conditions of Closing have been met on or before March 31, 1998, other than regulatory approvals required from Governmental Authorities, in which case the Termination Date shall be extended for not more than three periods of 30 days each at the request of either Purchaser or Seller) and prior to the Closing, by Purchaser by written notice to Seller, if (i) the Closing shall not have been consummated on or before the Termination Date and (ii) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Purchaser or Fortis to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Purchaser or Fortis;

                  (e) at any time after the Termination Date and prior to the Closing, by Seller by written notice to Purchaser, if (i) the Closing shall not have been consummated on or before the Termination Date and (ii) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Seller to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Seller; or

                  (f) at any time prior to Closing by written notice from Purchaser or Seller to the other, if a Governmental Authority having jurisdiction over Purchaser, Seller or the Company has notified such Party that it will not provide a Consent necessary for the terminating Party to consummate the transactions contemplated by this Agreement or the Transaction Agreements and the Parties cannot subsequently procure such Consent using their respective commercially reasonable efforts.

         8.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate without further liability of either Party to the other; provided that the obligations of the Parties contained in Articles 7 and 9 shall survive any such termination. A termination under
Section 8.1 shall not relieve any Party of

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any liability for a breach of, or for any misrepresentation under, this
Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                   ARTICLE 9
                                 MISCELLANEOUS

         9.1 AMENDMENT. This Agreement may not be amended or modified without the prior written consent of all Parties.

         9.2 WAIVER. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

         9.3 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed or delivered by any of the Parties, the Parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without regard for its conflict of laws doctrine.

         9.4 NOTICES. Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a Party may provide to the other in accordance with the procedure for notices set forth in this Section:

                  If to Fortis or Purchaser:

                  Fortis, Inc.
                  One Chase Manhattan Plaza, 41st Floor
                  New York, New York 10005
                  Attention: Jerome A. Atkinson
                  Telephone:  212-859-7000
                  Telecopy:  212-859-7034
                  with a copy (which shall not constitute notice) to:

                  Alston & Bird LLP
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Attention: B. Harvey Hill, Jr.
                  Telephone:  404-881-7446
                  Telecopy:  404-881-4777

                  If to Seller:

                  The Liberty Corporation
                  2000 Wade Hampton Boulevard
                  Greenville, South Carolina 29615
                  Attention: Martha G. Williams
                  Telephone:  864-609-8300
                  Telecopy:  864-609-3176

                  with a copy (which shall not constitute notice) to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York, 10017
                  Attention:  Dennis S. Hersch
                  Telephone:  212 450 4000
                  Telecopy:  212 450 4800

         9.5 INVALID PROVISION. If any provision of this Agreement shall be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

         9.6 ASSIGNMENT. This Agreement may not be assigned or delegated by any Party without the prior written consent of all other Parties.

         9.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

         9.8 FURTHER ASSURANCES. Each Party agrees to execute and deliver all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

         9.9 HEADINGS. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

         9.10 PERSON AND GENDER. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

         9.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the Parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

         9.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their lawyers and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

         9.13 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the Parties notwithstanding that all the Parties are not signatories to the same counterpart.

         9.14 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Parties hereto and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto, any legal or equitable rights hereunder.

         9.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR THE TRANSACTIONS CONTEMPLATED HEREBY. IN ADDITION, EACH PARTY HERETO HEREBY AGREES THAT THE FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT THE EXCLUSIVE CHOICE OF JURISDICTION SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH JURISDICTION IN ANY OTHER APPROPRIATE JURISDICTION. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED IN THE ACTION OR PROCEEDING, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT.

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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                            FORTIS, INC.

                                            By: /s/ J. GROVER THOMAS, JR.
                                                ------------------------------
                                            Name:   J. Grover Thomas, Jr.
                                                 -----------------------------
                                            Title:  Executive Vice President
                                                  ----------------------------


                                            INTERFINANCIAL INC.

                                            By: /s/ J. GROVER THOMAS, JR.
                                                ------------------------------
                                            Name:   J. Grover Thomas, Jr.
                                                 -----------------------------
                                            Title:  Executive Vice President
                                                  ----------------------------


                                            THE LIBERTY CORPORATION

                                            By: /s/ W. HAYNE HIPP
                                                ------------------------------
                                            Name:   W. Hayne Hipp
                                                 -----------------------------
                                            Title:  President
                                                  ----------------------------


                                            LIBERTY LIFE INSURANCE COMPANY

                                            By: /s/ RONALD F. LOEWEN
                                                ------------------------------
                                            Name:   Ronald F. Loewen
                                                 -----------------------------
                                            Title:  President
                                                  ----------------------------


                                            THE LIBERTY MARKETING CORPORATION

                                            By: /s/ W. HAYNE HIPP
                                                ------------------------------
                                            Name:   W. Hayne Hipp
                                                 -----------------------------
                                            Title:  President
                                                  ----------------------------


                                     -69-